UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

JEFFERIES GROUP, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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JEFFERIES GROUP, INC.

520 Madison Avenue

New York, New York 10022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Monday, May 7, 2012

Dear Shareholder:

You are invited to attend our Annual Meeting of Shareholders. The meeting will be held at our offices at 520 Madison Avenue, New York, New York, 10022, on Monday, May 7, 2012, at 9:30 a.m. At the meeting, we will:

1.	Elect eight directors to serve until our next Annual Meeting,

2.	Ratify the selection of our independent registered public accounting firm, and

3.	Conduct any other business that properly comes before the meeting.

You are entitled to notice of the meeting and to vote at the meeting if you held our common stock at the close of business on March 9, 2012.

Even if you will not be able to attend, we have taken a number of steps to make it easy for you to vote. The enclosed proxy card contains instructions on how to vote by telephone, on the internet or by mail. We urge you to vote early using one of these methods if you do not expect to attend. You can still attend the meeting and vote in person if you choose.

We have provided this Proxy Statement to provide background information for you to use when casting your vote. We hope you will find it informative.

For the Board of Directors,

Michael J. Sharp
Secretary

March 28, 2012

JEFFERIES GROUP, INC.

520 Madison Avenue

New York, New York 10022

March 28, 2012

PROXY STATEMENT

The Board of Directors of Jefferies Group, Inc. requests that each shareholder provide a proxy for use at our Annual Meeting of Shareholders. The meeting will be held at our principal executive offices at 520 Madison Avenue, New York, New York, 10022, on Monday, May 7, 2012, at 9:30 a.m., local time. You are entitled to receive notice of the meeting and to vote at the meeting if you were a shareholder of record at the close of business on March 9, 2012. We are first mailing this Notice of Annual Meeting, Proxy Statement and proxy card to shareholders on or about March 28, 2012.

Eligible shareholders may vote by telephone, on the internet, by mail or by attending the meeting and voting by ballot as described below. If you vote by telephone or on the internet, you do not need to return a proxy card. Telephone and internet voting facilities will be available 24 hours a day, and will close at 11:59 p.m. on May 6, 2012, the night before the meeting.

To vote by telephone—please call 1-800-PROXIES (1-800-776-9437).

To vote on the internet—go to www.voteproxy.com and follow the on-screen instructions.

To vote by mail—simply mark the enclosed proxy, date and sign it, and return it to American Stock Transfer & Trust Company in the postage-paid envelope provided. If the envelope is missing, please mail the completed proxy card to us at:

Jefferies Group, Inc.

c/o American Stock Transfer & Trust Company

6201 15th Avenue

Brooklyn, NY 11219-9821

We will use any votes received by telephone, internet or mail at the annual meeting and any adjournment of the meeting if an adjournment is necessary. If you change your mind after voting by telephone or on the internet, simply call the number again or return to the website again to change your vote. You may also revoke your vote, whether by telephone, internet or by mail, by (i) delivering a written notice of revocation to our Secretary on or before the closing of the polls at the meeting, (ii) delivering a new proxy card with a later date to our Secretary on or before the closing of the polls at the meeting or (iii) attending the meeting and voting in person.

If you indicate how you would like your shares voted by returning a proxy card, voting by telephone or voting on the internet, we will vote your shares at the meeting in accordance with your directions. If you do not indicate how you want your shares voted, but return a proxy card, your shares will be voted as follows:

•	FOR the election of the eight nominees for Director whose names are listed in this Proxy Statement,

•	FOR ratification of the selection of our independent registered public accounting firm, and

•

if any other matters are properly raised at the meeting, your shares will be voted as directed by Richard Handler, our Chief Executive Officer, or Brian P. Friedman, the Chairman of our Executive Committee.

Each person we list in this Proxy Statement as a nominee for Director has agreed to serve if elected. Although we expect that all the nominees will be able to serve if elected, if a nominee becomes unable to serve between now and the meeting date, we will vote any shares for which we have received proxies in favor of a substitute nominee recommended by our Board of Directors.

We are paying for all costs associated with soliciting proxies from our shareholders. Although there are no formal agreements to do so, we will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxy materials and annual reports to our shareholders. In addition to solicitation by mail, our directors and officers may solicit proxies in person, by telephone, or by fax, but they will not receive special compensation for such solicitation.

On March 9, 2012, the record date for determining which shareholders are entitled to vote at the annual meeting, there were 205,959,944 shares of our Common Stock outstanding. We do not have cumulative voting, and there are no appraisal or dissenters rights associated with the matters we have scheduled for a vote at the meeting. Each share you hold on the record date will give you the right to one vote for each Director to be elected and one vote on each separate matter of business properly brought before the meeting.

The directors who receive the most votes from the shares properly voting at the meeting will be elected, even if one or more directors does not receive a majority of the votes cast. Withholding a vote for a particular director will not count as a vote against that director, since there is no minimum number of votes necessary to elect a director. However, in accordance with our Board of Directors Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his election than votes “for” his election is required to promptly tender his resignation to the Chairman of the Board. The Corporate Governance and Nominating Committee will promptly consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it in accordance with the Corporate Governance Guidelines. In considering whether to accept or reject the tendered resignation, the Corporate Governance and Nominating Committee will consider all factors deemed relevant by the members of the Committee, including any stated reasons why shareholders withheld votes, the length of service and qualifications of the Director whose resignation has been tendered, the Director’s contributions to the Company, and our Corporate Governance Guidelines. The Board will act on the Corporate Governance and Nominating Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee, and such additional information and factors the Board believes to be relevant. Following the Board’s decision on the resignation, we will promptly disclose the Board’s decision and a description of the process we undertook. If the Board rejects the tendered resignation, we will also disclose the reasons for the rejection. If the Board accepts the resignation, the Corporate Governance and Nominating Committee will recommend whether to fill the vacancy or reduce the size of the Board. Any Director who tenders his resignation as described above will not participate in the committee or Board consideration of his tendered resignation.

If your shares are held in your broker’s name and you do not give your broker timely voting instructions with respect to the election of directors, the broker cannot vote your shares. Such a broker “non-vote” will have no effect on the election of directors or any other item properly raised at the meeting.

We have retained our transfer agent, American Stock Transfer & Trust Company, as independent inspector of election to receive and tabulate the votes. Our transfer agent will also certify the results and perform any other acts required by the Delaware General Corporation Law.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information regarding beneficial ownership of our common stock by

•	each person we know of who beneficially owns more than 5% of our common stock

•	each of our directors

•	each executive officer and former executive officer named in the Summary Compensation Table and

•	all directors and executive officers as a group

The information set forth below is as of January 1, 2012, unless otherwise indicated. Information regarding shareholders other than directors and executive officers is based upon information contained in documents filed with the Securities and Exchange Commission (“SEC”). The number of shares beneficially owned by each shareholder and the percentage of the outstanding common stock those shares represent include shares that may be acquired by that shareholder within 60 days through the exercise of any option or right, but do not take into consideration the potential application of Section 409A of the Internal Revenue Code (the “Code”), which in some cases could result in a delay of the distribution beyond 60 days. Unless otherwise indicated, the mailing address of the parties listed below is our principal business address and the parties have sole voting power and sole dispositive power over their shares.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
Leucadia National Corporation (“Leucadia”) 315 Park Avenue South New York, New York 10010	58,006,024	(1)	29.4%
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	24,122,500	(2)	12.2%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	14,482,322	(3)	7.3%
Richard B. Handler	10,457,940	(4)	5.1%
Brian P. Friedman	3,745,880	(5)	1.9%
Peregrine C. Broadbent	302,373	(6)	*
Richard G. Dooley	268,062	(7)	*
W. Patrick Campbell	71,617	(8)	*
Charles Hendrickson	51,025	(9)	*
Robert Joyal	20,598	(10)	*
Joseph S. Steinberg	18,729	(11)	*
Michael J. Sharp	5,782	(12)	*
Ian M. Cumming	5,479	(13)	*
Michael T. O’Kane	0	(14)	*
All directors and executive officers as a group	14,947,485	(15)	7.3%

*	The percentage of shares beneficially owned does not exceed one percent of the class.
(1)

The indicated interest was reported on Amendment 4 to Schedule 13D filed with the SEC by Leucadia on November 7, 2011, reporting interests held as of November 4, 2011. In accordance with the Amendment, the position is directly owned by BEI Jeffvest, LLC (“Jeffvest”), a subsidiary of Baldwin Enterprises, Inc. (“Baldwin”), which is a subsidiary of Phlcorp, Inc. (“Phlcorp”), which is a subsidiary of Leucadia. Leucadia, Phlcorp, Baldwin and Jeffvest reported shared voting and dispositive power over the shares.

(2)

The indicated interest was reported on a Schedule 13G filed with the SEC by Capital World Investors on January 9, 2012. In its Schedule 13G, Capital World reported that as of December 30, 2011, it had sole voting and dispositive power over all 24,122,500 of its shares.

(3)

The indicated interest was reported on a Schedule 13G filed with the SEC by Blackrock, Inc. on January 20, 2012. In its Schedule 13G, Blackrock reported that as of December 31, 2011, it had sole voting and dispositive power over all 14,482,322 of its shares.

(4)

Assuming Mr. Handler’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Handler would beneficially own 12,069,523 shares (representing 6.12% of the currently outstanding class). The table above includes 6,616,771 vested restricted stock units (“RSUs”) which Mr. Handler has a right to acquire within 60 days from January 1, 2012; 116,214 shares held under the Jefferies Group, Inc. Employee Stock Ownership Plan (the “ESOP”) as to which Mr. Hander has sole voting power and dispositive power on January 1, 2012; 718,027 RSUs resulting from dividend reinvestments which Mr. Handler has a right to acquire within 60 days from January 1, 2012; 2,689,107 shares which Mr. Handler has shared voting and dispositive power with his wife through a family trust; 11 shares held by the Trustee of our profit sharing plan (the “PSP”); 200 shares of vested and deferred stock held by the trustee of our Employee Stock Purchase Plan (the “ESPP”) as to which Mr. Handler has neither voting nor dispositive power; and 40 shares held in an account for the benefit of Mr. Handler’s immediate family. Participants in the PSP have sole voting power and limited dispositive power over shares allocated to their PSP accounts. As of January 1, 2012, all of the participants in the ESOP had sole voting power and dispositive power over their ESOP shares. The table above excludes 1,509,872 RSUs which do not represent a right to acquire shares within 60 days from January 1, 2012; and 101,511 share denominated deferrals under the Jefferies Group Inc. Deferred Compensation Plan (the “DCP”).

(5)

Assuming Mr. Friedman’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Friedman would beneficially own 5,138,466 shares (representing 2.61% of the currently outstanding class). The table above includes 911,514 vested RSUs which Mr. Friedman has a right to acquire within 60 days from January 1, 2012; 105,375 RSUs resulting from dividend reinvestments which Mr. Friedman has a right to acquire within 60 days from January 1, 2012; 1,303 shares held under the ESOP; and 12,528 shares held by the trustee of the PSP. The table above excludes 1,392,586 unvested RSUs which do not represent a right to acquire shares within 60 days from January 1, 2012; and 22,516 share denominated deferrals under the DCP.

(6)

Assuming the expiration or termination of all applicable vesting and deferral periods, Mr. Broadbent would beneficially own 355,600 shares (representing less than 1% of the currently outstanding class). The table above includes 212,908 vested RSUs which Mr. Broadbent has a right to acquire within 60 days from January 1, 2012; 12,355 RSUs resulting from dividend reinvestments which Mr. Broadbent has a right to acquire within 60 days from January 1, 2012; 11 shares held by the trustee of the PSP; and 14 shares held under the ESOP. The table above excludes 53,227 unvested RSUs which do not represent a right to acquire shares within 60 days from January 1, 2012.

(7)

Assuming the expiration of all applicable deferral periods, Mr. Dooley would beneficially own 450,156 shares (representing less than 1% of the currently outstanding class). The table above excludes 182,094 stock units held under our Director Stock Compensation Plan (the “DSCP”), which do not represent a right to acquire shares within 60 days after January 1, 2012. Directors holding shares under the DSCP have voting but no dispositive power over those shares.

(8)

Assuming the expiration or termination of all applicable deferral periods, Mr. Campbell would beneficially own 107,403 shares (representing less than 1% of the currently outstanding class). The table above includes 3,952 shares subject to immediately exercisable options and 35,786 shares of restricted stock under the DSCP.

(9)

Assuming the expiration or termination of all applicable vesting and deferral periods, Mr. Hendrickson would beneficially own 57,619 shares (representing less than 1% of the currently outstanding class). The table above includes 3,558 vested RSUs which Mr. Hendrickson has a right to acquire within 60 days from January 1, 2012; 350 shares resulting from dividend reinvestments on RSUs which represent a right to acquire within 60 days from January 1, 2012; and 4,702 shares held by the trustee of the PSP. The table above excludes 6,594 unvested RSUs which do not represent a right to acquire within 60 days from January 1, 2012.

(10)

Assuming the expiration or termination of all applicable deferral periods, Mr. Joyal would beneficially own 46,955 shares (representing less than 1% of the currently outstanding class). The table above excludes 26,357 deferred shares under the DSCP which do not represent a right to acquire shares within 60 days from January 1, 2012.

(11)	Excludes shares held by Leucadia as to which Mr. Steinberg disclaims beneficial ownership.
(12)

Assuming the expiration or termination of all applicable deferral periods, Mr. Sharp would beneficially own 21,794 shares (representing less than 1% of the currently outstanding class). The table above excludes 16,012 unvested RSUs which do not represent a right to acquire shares within 60 days from January 1, 2012.

(13)

Assuming the expiration or termination of all applicable deferral periods, Mr. Cumming would beneficially own 19,028 shares (representing less than 1% of the currently outstanding class). Excludes 13,549 shares held under the DSCP which do not represent a right to acquire shares within 60 days from January 1, 2012; and excludes shares held by Leucadia as to which Mr. Cumming disclaims beneficial ownership.
(14)

Assuming the expiration or termination of all applicable deferral periods, Mr. O’Kane would beneficially own 27,016 shares (representing less than 1% of the currently outstanding class). The table above excludes all 27,016 shares which reflect deferred shares under the DSCP and do not represent a right to acquire shares within 60 days from January 1, 2012.

(15)

Includes 3,952 shares subject to immediately exercisable options; 7,750,088 vested RSUs which the holder has a right to acquire within 60 days from January 1, 2012; 836,550 shares representing dividend reinvestments on RSUs which may be acquired within 60 days from January 1, 2012; 484,496 shares of restricted stock as to which holders have sole voting and no dispositive power; 117,554 shares held under the ESOP; and 17,252 shares under the PSP for the listed directors and executive officers as a group. Assuming the expiration of all applicable vesting and deferral periods, the directors and named executive officers as a group would beneficially own 18,312,289 shares (representing 9.29% of the currently outstanding class).

Election Of Directors

Under our By-Laws, the Board of Directors may determine its own size so long as it remains not less than five nor more than seventeen directors. Our Board currently consists of eight directors, and has proposed the election of eight directors at this year’s Annual Meeting. The directors elected at this Annual Meeting will serve a term that lasts until the directors elected at next year’s Annual Meeting of Shareholders assume their duties.

Information Concerning Nominees For Director And Executive Officers

Each of the biographies of the nominees for election as directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the past five years, and the experience, qualifications, attributes and skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that the person should be nominated as a director of the Company for re-election at the Company’s 2012 Annual Meeting of Shareholders.

Nominees

The following information relates to the nominees for election as directors:

RICHARD B. HANDLER, age 50, a nominee, has been our Chairman since February 2002, and our Chief Executive Officer since January 2001. Mr. Handler has also served as Chief Executive Officer of Jefferies & Company, Inc., our principal operating subsidiary (“Jefferies”), since January 2001 and as President of Jefferies since May 2006. Mr. Handler was first elected to our Board in May 1998. He was Managing Director of High Yield Capital Markets at Jefferies from May 1993 until February 2000, after co-founding that group as an Executive Vice President in April 1990. Mr. Handler has also been the President and Chief Executive Officer of the Jefferies Partners Opportunity family of funds and is Chief Executive Officer of their successor entities, Jefferies High Yield Trading, LLC and Jefferies High Yield Holdings, LLC. He is also Chairman and Chief Executive Officer of the Handler Family Foundation, a non-profit foundation working primarily with underprivileged youth. Mr. Handler received an MBA from Stanford University in 1987, where he serves as a member of the Advisory Council for the University’s Graduate School of Business. He received his BA in Economics from the University of Rochester in 1983 where he also serves on the Board of Trustees, is Chairman of the University’s Finance Committee and Co-Chairman of its Capital Campaign. For the 22 year period between January 1990 and March 15, 2012 when Mr. Handler has worked at Jefferies, our shares compounded annually at 17.5%. Since joining Jefferies in 1990 and throughout his entire term as CEO, over 76% of Mr. Handler’s compensation has consisted of non-cash equity related securities vesting over three to five years. Aside from charitable donations and tax-related sales, Mr. Handler has not sold any of his Jefferies shares. We view Mr. Handler’s broad experience in the securities industry, long history with Jefferies, years of demonstrated leadership in both favorable and difficult markets and commitment to the Company, including his significant stock ownership, as key attributes and skills that make him uniquely suited to continue to serve as a director, President of Jefferies, our Chief Executive Officer, and Chairman of our Board.

BRIAN P. FRIEDMAN, age 55, a nominee, has been one of our directors and an executive officer since July 2005, and has been Chairman of the Executive Committee of Jefferies since 2002. Since 1997, Mr. Friedman has also been President of Jefferies Capital Partners (formerly known as FS Private Investments), a private equity fund management company now owned by Mr. Friedman and Jefferies. Mr. Friedman splits his time between his role with us and his position with Jefferies Capital Partners. Mr. Friedman was previously employed by Furman Selz LLC and its successors, including serving as Head of Investment Banking and a member of its Management and Operating Committees. Prior to his 17 years with Furman Selz and its successors, Mr. Friedman was an attorney with the New York City law firm of Wachtell, Lipton, Rosen & Katz. As a result of his management of various private equity funds and the significant equity positions those funds hold in their portfolio companies, Mr. Friedman serves on several boards of directors of private portfolio companies, and served on the Board of the general partner of K-Sea Transportation L.P. from 2004 through 2011, and has served on the Board of Carrols Restaurant Group, Inc., a public company that owns and operates several restaurant chains, since June 2009. Since Mr. Friedman became associated with Jefferies in May 2001, initially as an advisor and since 2005 as an executive officer, he has been instrumental in helping us establish and implement a focused and consistent strategy that has guided our growth and development, including business unit buildouts and acquisitions. Over 91% of Mr. Friedman’s compensation from Jefferies has consisted of non-cash equity related securities vesting over three to five years. Additionally, Mr. Friedman’s experience analyzing, selecting and managing private equity investments, as well as his prior experience in building and managing another Wall Street firm, have provided him skills, knowledge and insights valuable to Jefferies’ growth and management. In light of his management experience and track record, both at the company and previously, Mr. Friedman has been a significant addition to the Board and we believe he should continue to serve as a director.

W. PATRICK CAMPBELL, age 65, a nominee, has been one of our directors since January 2000. Mr. Campbell was Chairman and Chief Executive Officer of Magex Limited from August 2000 to April 2002 and is currently an independent consultant in the media and telecom field. From 1994 until October 1999, Mr. Campbell was Executive Vice President of Corporate Strategy and Business Development at Ameritech Corp. where he was a member of the Management Committee and directed all corporate strategy and merger and acquisition activity. From 1989 to 1994, Mr. Campbell served as President and Chief Executive Officer of Columbia TriStar Home Video, a Sony Pictures Entertainment Company, and has previously been President of RCA/Columbia Pictures International Video. Mr. Campbell has also been a director of Black & Veatch since November 1999. Mr. Campbell is Chairman of our Audit Committee, and a member of our Compensation Committee and Corporate Governance and Nominating Committee. Mr. Campbell brings the Board the perspective of an experienced business leader from outside the financial services industry. His merger and acquisition experience provides familiarity with a key component of our investment banking and capital market business and his understanding of the media and telecom field provides him insight in a key industry where we have a significant research presence. Mr. Campbell’s mix of strategic planning experience and understanding of our business lines has made him a valuable contributor to the Board and supports our conclusion that he should continue to serve as a director.

IAN M. CUMMING, age 71, a nominee, has been one of our directors since April 2008 and a director of Jefferies High Yield Holdings, LLC since April 2007. Mr. Cumming has served as a director and Chairman of the Board of Leucadia since June 1978. Leucadia is a diversified holding company engaged in a variety of businesses, including beef processing, manufacturing, land based contract oil and gas drilling, gaming entertainment, real estate activities, medical product development and winery operations. Mr. Cumming is a director of Skywest, Inc., a Utah-based regional air carrier, HomeFed Corporation (“HomeFed”), a publicly held real estate development companyand Mueller Industries Inc. (“Mueller”), a publicly held manufacturer of copper, brass, plastic and aluminum products. Mr. Cumming was also Chairman of the Board of The FINOVA Group Inc, a middle market lender and a director of AmeriCredit Corp., an auto finance company. Mr. Cumming is also a member of our Compensation Committee and Corporate Governance and Nominating Committee. Mr. Cumming’s experience in finance and investments give him a skill set he brings to the Board and his history of working with us as a client and now key investor bring a new perspective to Board discussions. Mr. Cumming was originally appointed to our Board by Leucadia as a result of its strategic investment in the company in April 2008.

RICHARD G. DOOLEY, age 82, a nominee, has been one of our directors since November 1993. From 1978 until his retirement in June 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company (“MassMutual”). Mr. Dooley was a consultant to MassMutual from 1993 to 2003. Mr. Dooley has been a director of Kimco Realty Corporation since 1990 and is a member of its Compensation Committee. Mr. Dooley is Chairman of our Compensation Committee and a member of our Audit Committee and Corporate Governance and Nominating Committee. Mr. Dooley is also a Chartered Financial Analyst and his experience as an investment professional, and with Jefferies in particular, has given him an understanding of our long-term strategic goals and objectives and how we have progressed over time. His service on a number of other boards has helped him gain insights he applies to his service on our Board, and his ability to recognize and react to market changes and trends have made him an important contributor to the Board and its leadership. We believe these traits qualify him to continue to serve as a director.

ROBERT E. JOYAL, age 66, a nominee, has been one of our directors since January 2006. Previously, Mr. Joyal was the President of Babson Capital Management LLC, an investment management firm, a position that he held from 2001 until his retirement in June 2003. Mr. Joyal served as Managing Director of Babson from 2000 to 2001. He also served as Executive Director from 1997 to 1999 and Vice President and Managing Director (1987-1997) of the Massachusetts Mutual Life Insurance Company and a director of York Enhanced Strategy Fund (2005-06), and a director of Scottish Reinsurance Group, Ltd. (2007—2011). Mr. Joyal is a trustee of various investment companies sponsored by the Massachusetts Mutual Financial Group and various private equity and mezzanine funds sponsored by First Israel Mezzanine Investors. Mr. Joyal was also a director of Alabama Aircraft Industries, Inc., from 2003 through 2010, and has been a director of Kimco Insurance Company since 2007. Mr. Joyal is Chairman of our Corporate Governance and Nominating Committee, and a member of our Audit Committee and Compensation Committee. Mr. Joyal brings the Board skills derived from his time at Massachusetts Mutual and his involvement in the management of the many investments of the entities mentioned above. As a Chartered Financial Analyst, and executive with 38 years of cumulative experience in financial management, Mr. Joyal is able to offer his evaluation of the financial return on investments and opinion of long-term strategic goals from an outside perspective. We believe he continues to be an asset to the Board and recommend that he continue to serve as a director.

MICHAEL T. O’KANE, age 66, a nominee, has been one of our directors since May 2006. From 1986 to 2004, Mr. O’Kane served in various capacities for TIAA-CREF, first as a Managing Director—Private Placements from 1986 to 1990, then as Managing Director—Structured Finance from 1990 to 1996 and finally as Senior Managing Director—Securities Division from 1986 to 2004, when he was responsible for approximately $120 billion of fixed income and $3.5 billion of private equity assets under management. Since August 2005, Mr. O’Kane has also served on the Board of Directors and on the Audit, Finance and Risk Oversight Committee of Assured Guaranty, Ltd. In addition, Mr. O’Kane served on the Board of Trustees of Scholarship America, a non profit company engaged in providing scholarships for young students to attend college, from 2001 to 2006. Mr. O’Kane is a member of our Corporate Governance and Nominating Committee, Audit Committee and Compensation Committee. Mr. O’Kane’s experience in two of our key industries, fixed income investments and asset management, required that he conduct financial analysis in many companies. This experience, together with his experience as the Chief Financial Officer of another public company, Motor Coils Manufacturing Company, during 1984 and 1985, provide him with an understanding of key issues and a unique perspective. We believe he continues to be an asset to the Board and recommend that he continue to serve as a director.

JOSEPH S. STEINBERG, age 67, a nominee, has been one of our directors since April 2008 and a director of Jefferies High Yield Holdings, LLC since April 2007. Mr. Steinberg has served as a director of Leucadia since December 1978 and as its President since January 1979. In addition, Mr. Steinberg is Chairman of the Board of

HomeFed and of Mueller, and was a director of FINOVA, White Mountains Insurance Group, Ltd., and Jordan Industries, Inc. Mr. Steinberg is a member of our Compensation Committee and Corporate Governance and Nominating Committee. Like Mr. Cumming, Mr. Steinberg has had experience in finance and investments and brings the perspective of a client, business partner and now significant strategic investor. Mr. Steinberg was originally appointed to our Board by Leucadia as a result of its strategic investment in the company in April 2008.

Other Executive Officers

Our Executive Officers are appointed by the Board of Directors and serve at the discretion of the Board. Other than Messrs. Handler and Friedman, for whom information is provided above, the following sets forth information as to the Executive Officers:

PEREGRINE C. BROADBENT, age 48, has been our and Jefferies’ Executive Vice President and Chief Financial Officer since November 2007. Prior to joining us, Mr. Broadbent was employed by Morgan Stanley for 16 years, including serving as Managing Director, Head of Institutional Controllers (Fixed Income, Equity and Investment Banking) of Morgan Stanley from November 2003 through November 2007, and was Morgan Stanley’s Managing Director, Head of Fixed Income Infrastructure (Operations and Controllers) from March 2002 to November 2003. Mr. Broadbent is a Chartered Accountant in the United Kingdom.

CHARLES J. HENDRICKSON, age 61, was our Treasurer and from July 2006 through January 2012 and has been the Treasurer and a Managing Director of Jefferies since July 2006. Mr. Hendrickson was Managing Director and Treasurer of Donaldson, Lufkin & Jenrette, Inc. from March 1984 to September 2000, when it was acquired by Credit Suisse, and provided continuing services to Credit Suisse through the transition until February 2001. Mr. Hendrickson has served as a director of ImaginAsian Entertainment, Inc. since 2004 and served as its interim Chief Financial Officer from 2005 to 2006 when he joined Jefferies. From 2001 to 2005 Mr. Hendrickson also served on the Board of Youth Directions and Alternatives, a New York based charitable organization, and served as its Treasurer from 2003 to 2005. Mr. Hendrickson served as Treasurer of Clarendon Ltd. from 1983 to 1984 and from 1973 to 1983 Mr. Hendrickson held various positions in credit and marketing at Chase Manhattan Bank finally serving as Vice President and Division Executive of the Financial Analysis Division of its Workout Group.

MICHAEL J. SHARP, age 56, has been our and Jefferies’ Executive Vice President, General Counsel and Secretary since November 2010. Prior to joining us in September 2010, Mr. Sharp had been a partner with the law firm of Wilmer Cutler Pickering Hale & Dorr LLP since March 2009. Previously, Mr. Sharp was General Counsel of Citigroup’s Global Wealth Management, Global Consumer Bank, and Global Credit Card business units. Before his 12 years at Citigroup, Mr. Sharp was a litigation associate at Cravath, Swaine & Moore, which he joined in 1992. Mr. Sharp began his legal career as a judicial clerk on the United States Court of Appeals for the Eleventh Circuit. Before embarking on a legal career, Mr. Sharp traded U.S. Treasury Bonds from 1981 to 1988.

JOHN F. STACCONI, age 49, became our Global Treasurer in January 2012. Previously, Mr. Stacconi was Managing Director and International Treasurer at Nomura International from January 2010 through December 2011. Mr. Stacconi was Managing Director in Corporate Treasury at JP Morgan from June 2008 through December 2009. Previously, Mr. Stacconi had been at Bear Stearns since 1985, serving as Senior Managing Director from 1999 through 2008 and Treasurer of Bear Stearns Securities Corp. from 2005 through 2008.

Equity Compensation Plan Information

The following table provides information regarding our compensation plans (other than our tax qualified ESOP and 401(k) Plan), under which our equity securities were authorized for issuance as of November 30, 2011.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	7,425,755	(1)	$.01	(2)	47,402,387	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	7,425,755		$.01		47,402,387

(1)

Includes 1,250,221 RSUs which were granted in fiscal 2011; 11,792,884 shares of restricted stock granted in fiscal 2011; 14,068 options under our Director’s Stock Compensation Plan; and 2,410,919 share equivalents under our deferred compensation plans.

(2)

The weighted average exercise price of outstanding options, warrants and rights is calculated including RSUs and similar rights which have an exercise price of zero. If the weighted average exercise price was calculated including only those awards that have a specified exercise price, which in our case is only options, the weighted average exercise price for plans approved by security holders would be $11.44.

(3)

Of the shares remaining available for future issuance under the Incentive Plan, as of November 30, 2011, the numbers of shares that may be issued as restricted stock, RSUs or deferred stock were as follows: 38,419,810 shares under the Incentive Plan for general use; and 6,656,308 shares under the Incentive Plan designated for use under the DCP. These plans also authorize the grant of options and other types of equity awards. The number of shares available for future grants under the Incentive Plan changes pursuant to a formula set forth in the plan. The formula establishes that the number of shares available for grant under the plan shall be equal to 30% of the total number of shares outstanding immediately prior to the grant, less shares subject to outstanding awards under the Incentive Plan. For this purpose, an option is “outstanding” until it is exercised and any other award is “outstanding” in the calendar year in which it is granted and for so long thereafter as it remains subject to any vesting condition requiring continued employment. A maximum of 16,000,000 shares are reserved for restricted stock units under the DCP. Restricted stock equivalent units will be credited with dividend equivalents on the last day of each calendar quarter, which will be converted into additional stock units in accordance with the terms of the DCP. The number of shares remaining available under the Incentive Plan, and outstanding restricted stock units, options, and other share based awards, and the terms thereof, are subject to equitable adjustment by the Compensation Committee in the event of certain extraordinary corporate events.

Corporate Governance

The Board of Directors is responsible for supervision of our business. During fiscal 2011, the Board held 9 meetings. To assist it in carrying out its duties, the Board has three committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each incumbent member of the Board of Directors attended at least 90% of the fiscal 2011 meetings of the Board of Directors and its committees that he was required to attend, except Mr. Steinberg who attended 62.5%. Though we do not have a policy regarding attendance by directors at the Annual Meeting of Shareholders, one of the eight directors attended the Annual Meeting of Shareholders in 2011.

Director Independence

The Board has adopted Corporate Governance Guidelines that contain categorical standards for the determination of director independence, which are available to the public through the Jefferies website at www.jefferies.com. The Board has determined that directors who comply with the standards in the Corporate Governance Guidelines have no material relationship with us as required by New York Stock Exchange Rules. The Board has noted relationships by and among its directors and nominees that may give rise to conflicts. In particular, the Board has noted that

•	Mr. Campbell also serves on the Compensation Committee of Black & Veatch

•	Mr. Dooley also serves on the Compensation Committee of Kimco Realty Corp.

•	Mr. Dooley was an associate of Mr. Joyal prior to Mr. Dooley’s retirement from Mass Mutual

•	Mr. Cumming and Mr. Steinberg, each serves in various capacities at Leucadia and its affiliates and investments

•	Mr. Steinberg also serves on the Compensation Committee of HomeFed Corp.

•	Mr. Cumming and Mr. Steinberg have had prior social and business relationships with various members of our management, including Mr. Handler

The Board has determined that these facts do not impair the independence of these directors or lessen their qualifications to serve on the Board, or on any committees.

Audit Committee and Financial Expert Determination

The current Audit Committee members are W. Patrick Campbell, Chairman, Richard G. Dooley, Robert E. Joyal and Michael T. O’Kane. The Audit Committee is appointed by the Board to assist the Board in monitoring the following:

(1)	the integrity of our financial statements

(2)	our independent registered public accounting firm’s qualifications and independence

(3)	the performance of our internal audit function and independent registered public accounting firm

(4)	our compliance with legal and regulatory requirements

(5)	the selection and compensation of our independent registered public accounting firm

The Audit Committee has adopted a written charter which is available on our website as described below. During 2011, there were nine meetings of the Audit Committee. We anticipate the Audit Committee to consist of W. Patrick Campbell, Chairman, Richard G. Dooley, Robert E. Joyal and Michael T. O’Kane after the annual meeting. The Board has determined that the members of its Audit Committee, Messrs. Campbell, Dooley, Joyal and O’Kane, each meet the independence standards as set forth in the Corporate Governance Guidelines and is a “Financial Expert” as defined by applicable New York Stock Exchange and SEC rules.

Compensation Committee

The current Compensation Committee members are Richard G. Dooley, Chairman, W. Patrick Campbell, Ian M. Cumming, Robert E. Joyal, Michael T. O’Kane and Joseph S. Steinberg. The Compensation Committee is appointed by the Board to:

(1)	advise senior management on the administration of our compensation programs

(2)

review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation

(3)	make recommendations to the Board with respect to non-CEO executive officer compensation, and incentive-compensation and equity-based plans that are subject to Board approval

(4)	produce a compensation committee report on executive compensation required by the rules and regulations of the SEC

The Compensation Committee has the sole authority to select, retain and terminate a compensation consultant and to approve the consultant’s fees and other retention terms. The Compensation Committee has adopted a written charter which is available on our website as described below. During 2011, there were 6 meetings of the Compensation Committee. We anticipate the Compensation Committee will consist of Richard G. Dooley, Chairman, W. Patrick Campbell, Ian M. Cumming, Robert E. Joyal, Michael T. O’Kane and Joseph S. Steinberg after the annual meeting.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee during 2011 were our current or former employees or officers. The Compensation Committee members other than Messrs. Cumming and Steinberg were not involved in transactions with us which would require disclosure as related party transactions. Messrs. Cumming and Steinberg were not involved in transactions which would require disclosure other than the transactions which are described in detail under the heading “Transactions With Related Persons – Leucadia National Corporation.”

Use of Compensation Consultant

The Committee retained the services of Mercer as its compensation consultant in January of 2010, but neither management nor the Compensation Committee has used the services of a compensation consultant since that time. In 2010, Mercer was engaged directly by the Compensation Committee to provide advice and counsel to the Committee generally, and specifically, to:

•	provide the Committee with an executive compensation assessment for the CEO and Chairman of the Executive Committee

•	outline potential bonus approaches for 2010

•	develop recommended short and long-term incentive program approaches and levels for 2011

•	support our disclosure efforts

At that time, Mercer assisted the Committee in proposing its peer group, provided benchmarking for the compensation arrangements of the CEO and Chairman of the Executive Committee against the peer group, recommended the implementation of a three year performance based equity award, and developed preliminary 2010-12 compensation recommendations for review by the Committee.

Compensation Committee Subcommittee

In order to ensure that the directors making compensation decisions qualify as “outside directors” under Section 162(m) of the Internal Revenue Code and non-employee directors for purposes of Rule 16b-3 under the

Securities Exchange Act of 1934, the Compensation Committee formed a subcommittee for consideration of executive officer compensation comprised of Messrs. Dooley, Campbell, Joyal and O’Kane. On November 29, 2011, the subcommittee met to review the fiscal 2011 compensation of Mr. Hendrickson and Mr. Broadbent. The subcommittee approved their long-term equity compensation grants and total fiscal 2011 awards. On December 19, 2011, the subcommittee met to review the fiscal 2011 compensation of Mr. Handler and Mr. Friedman. Mr. Handler and Mr. Friedman voluntarily offered to forgo any year-end cash compensation which they would have been entitled to receive under the 2011 Pay for Performance calculations, and the subcommittee accepted the proposal by Messrs. Handler and Friedman to receive zero bonus each. The subcommittee also approved payment of Mr. Sharp’s year-end compensation in accordance with the pay for performance matrix and determined that the award would be all in cash.

Corporate Governance and Nominating Committee

The current Corporate Governance and Nominating Committee members are Robert E. Joyal, Chairman, W. Patrick Campbell, Ian M. Cumming, Richard G. Dooley, Michael T. O’Kane and Joseph S. Steinberg. The Corporate Governance and Nominating Committee

(1)	identifies individuals to the Board who are qualified to become Board members consistent with criteria approved by the Board

(2)	recommends individuals to the Board for nomination as members of the Board and its committees

(3)	develops and recommends to the Board a set of corporate governance principles applicable to the corporation

(4)	oversees the evaluation of the Board and management

In nominating candidates, the Committee takes into consideration such factors as it deems appropriate, which may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Committee seeks members with diverse backgrounds, with an understanding of the Company’s business, and with a reputation for integrity, and has adopted a policy with regard to the consideration of diversity in evaluating candidates. The Committee is committed to a policy of inclusiveness and takes reasonable steps to see that women and minority candidates are considered for the pool from which the Board nominees are chosen. In addition to candidates proposed by management, the Committee may consider candidates proposed by shareholders, but is not required to do so. If the Committee considers any candidates proposed by shareholders it would consider the same factors in making its recommendation as it uses when evaluating candidates proposed by management or the Board. To suggest a nominee, address your correspondence to Michael J. Sharp, our corporate Secretary, at our address listed at the top of the front page of this Proxy Statement. The Corporate Governance and Nominating Committee has adopted a written charter which is available on our website as described below. During 2011, there was one meeting of the Corporate Governance and Nominating Committee. We anticipate the Corporate Governance and Nominating Committee will consist of Robert E. Joyal, Chairman, W. Patrick Campbell, Ian M. Cumming, Richard G. Dooley, Michael T. O’Kane and Joseph S. Steinberg.

Board Organization, Leadership and Accessibility

The non-employee directors of the Board of Directors meet in executive session at each meeting of the Board of Directors. These executive sessions are led by the non-employee members of the Board on a rotating basis. The non-employee directors have the authority to retain outside consultants and to schedule additional meetings. Mr. Handler continues to serve as both Chairman of the Board and Chief Executive Officer and we do not have a lead independent director. The Board believes a lead independent director is not desirable for three reasons: (1) the Board’s size makes interaction among all directors relatively easy; (2) the existence of a lead independent director may cut off or reduce access of other directors to the CEO and management and result in a less informed and less effective Board; and (3) the Board has a procedure for determining who shall lead non-employee executive sessions of the Board.

Important documents related to our corporate governance are posted on our website at http://www.jefferies.com/ and may be viewed by following the “Investor Relations” link near the lower middle of the screen, and then the “Corporate Governance” link in the menu that follows. Documents posted include our Code of Ethics, Corporate Governance Guidelines and the Charters for each of the Board committees mentioned above, which may be accessed directly at http://www.jefferies.com/charters/. We will also provide you with any of these documents in print upon request without charge. You may direct your request to Investor Relations, Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022, or by calling 203-708-5975 or sending an email to info@jefferies.com.

We have established a process by which shareholders and other interested parties can contact our Board of Directors, the non-management directors as a group, or a committee of the Board of Directors. To contact our Board, you can send an email to Michael J. Sharp, our Corporate Secretary, at msharp@jefferies.com, or write to: Michael J. Sharp, Executive Vice President and General Counsel, Jefferies Group, Inc., 520 Madison Avenue, New York, NY, 10022. To contact our non-management directors as a group, a committee of the Board of Directors directly, or the chairman of the next executive session of the non-management directors, write to the party you wish to contact, c/o the General Counsel’s Office, Attention: Corporate Secretary, Jefferies Group, Inc. 520 Madison Avenue, New York, NY, 10022.

Compensation Discussion and Analysis

This section provides a narrative discussion of our objectives when compensating the named executive officers, and the policies we have implemented to achieve those objectives. It also outlines what the compensation program is designed to reward, each element of compensation, why we chose to pay each element, how we determined the amount we would pay, and how each compensation element fits into our overall compensation objectives. Although we include examples in this discussion to illustrate how our policies have been implemented, you should also refer to the tables following this discussion for specific disclosures about the compensation of each named executive officer. The specific disclosures in the tables and the narrative following the tables together with this general discussion of objectives and policies should provide you with a complete picture of how we approach and implement compensation for our named executive officers.

Objectives of our Compensation Programs

Our compensation policies, plans and programs are intended to meet three key objectives:

•	Provide competitive levels of compensation in order to attract and retain talented executives and firm leaders.

•	Encourage long-term service and loyalty.

•

Provide compensation that is perceived as fair within the Company and consistent with employee and executive contributions to the Company, and that motivates employees to perform without exposing the Company to excessive risk.

Certain components of our compensation programs are targeted to help us achieve one of those objectives, and other components help us achieve multiple objectives simultaneously.

Attract and Retain Talented Employees

The Company is engaged in a highly competitive service business, and its success depends on the leadership of senior executives and the talent of its key employees. As the financial markets continue to undergo significant turmoil, we continue to broaden and deepen the team that serves our clients. We have continued to take advantage of opportunities as they arise to hire additional talented individuals to join our team, with the continual focus of delivering an exceptional product for our clients. As a result, the focus of our compensation arrangements continues to be allowing us to attract and retain highly capable individuals. Our goal has been to ensure that our compensation program provides competitive levels of compensation that are realistic in light of recent and expected market conditions, and inspire continued loyalty to the Company.

When formulating the compensation policies for 2011, the Committee evaluated whether to use a “peer group” of public companies to guide their decision making process. Especially when considering the prevalence of either large bank holding companies or smaller niche firms in the financial sector, the Committee does not view the firm as having any true peers. As a global non-bank securities firm with a diverse line of businesses, we are sufficiently different from companies that might otherwise be considered in our peer group that are either much larger bank holding companies or those that are smaller or not wholly compatible with our business. Although the Board reconstituted its peer group in 2009 and used that peer group as a general frame of reference for determining long-term equity compensation intended to relate to 2010 through 2012 compensation, the Committee has not surveyed its peer group since 2009. We anticipate that due to the level of changes in the marketplace, if the Committee decides to reference a “peer group” again, it would reconsider which firms should be included and may reconstitute the peer group before future use.

Encourage Long-Term Service and Loyalty

We encourage long-term service and loyalty to the Company by fostering an employee ownership culture. We are proud of the large percentage of the Company’s common stock that is owned by our employees and executives. This ownership encourages our employees and executives to act in the best long-term interest of the Company, and is enhanced through the use of long-term restrictions on vesting. We have not adopted ownership stock guidelines for executives due to their historically large relative stock ownership and our strong culture of stock ownership. We have also used equity grants with multi-year vesting restrictions or restricted cash with a one year or greater vesting requirement to encourage employees to take a multi- year perspective, rather than a short-term perspective, on the Company’s health and opportunities.

Relative Fairness

As the brokerage and financial services industry emerges from a period of tremendous challenges, it becomes even more essential we retain talented producers and incentivize them to capitalize on market opportunities. While the financial services market is reshaped, our compensation objective continues to focus on rewarding personal productivity and fostering a results-oriented environment, while maintaining a non-variable component of compensation to provide stability. Our two most senior executives continue to have roles that blend both management and production responsibilities and accordingly, the Compensation Committee generally considers the compensation opportunities those individuals would have if they chose to focus entirely on their production abilities. We believe that maintaining our entrepreneurial culture is still essential and makes us unique among our competitors, so we continue to offer compensation opportunities that are driven by performance and results.

Our Compensation Committee looks to the recommendations of our CEO and Chairman of the Executive Committee in setting the compensation for the other named executive officers.

What Our Compensation Program is Designed to Reward

By linking compensation opportunities to performance of the Company as a whole, we believe our compensation program encourages and rewards:

•	Executive efforts at enhancing firm-wide productivity and profitability, and

•	Entrepreneurial behavior, in which executives are shareholders and act to maximize long-term equity value in the interest of all shareholders.

Consistent with rewarding these specific activities, we have fashioned our policies to reward productivity and profitability of our executive officers in a performance based environment much the same way we approach other employees responsible for the generation of revenue throughout the firm, and we expect our executives to set the example for these revenue producers throughout the firm. We accomplish these objectives by providing four different types of compensation described below.

Elements of Compensation

In this section we discuss each element of our compensation program, why we choose to pay each element, and how we determine the amount of each element to pay. Our annual compensation program generally consists of the following elements which make up our executives’ total direct compensation:

•	Salary

•	Performance Based Bonus

•	Long-Term Equity Incentive

•	Other Benefits

We also provide medical, dental and other similar benefits to executives and other employees that are not part of what we consider direct compensation, and are not included in the tabular disclosures. We believe providing these benefits furthers our compensation objectives. We intend these benefits to be generally competitive, but our evaluation of these benefits is separate from our decisions on total direct compensation. Our executives participate in these benefit programs on the same basis as all our other employees.

Our Compensation Committee acts on behalf of the Board of Directors and represents the shareholders to advise senior management in the administration of the compensation program for the named executive officers generally, and plays a greater role in the administration of the program as it relates to our CEO and Chairman of the Executive Committee. Our Committee operates under a charter adopted by the Board of Directors, which delegates authority to the Committee and provides for its governance.

Employment Contracts and the Role of Negotiation

None of our named executives had employment contracts in 2011, other than Michael Sharp, who joined us in late 2010. We believe it is in the Company’s best interest to minimize the number of employment agreements entered into with our key executives. Our Compensation Committee generally enters into, and we disclose, compensation arrangements with our key executives on an annual basis, but we do not enter into employment contracts with preexisting employees which would give our executives a right to future employment or to golden parachute payments if they are terminated. Instead, we depend upon their overall compensation opportunity, share holdings, the vesting of long-term equity grants and their personal commitments to our firm to motivate the loyalty of our key executives.

Avoiding employment contracts allows our Compensation Committee to retain greater flexibility in setting periodic compensation terms. Our Compensation Committee makes decisions on the amount of executive compensation to pay by focusing on total direct compensation for a given year, which includes the sum of all annual base salary, bonuses and attributable long-term compensation.

The Committee considered the views of the CEO and Chairman of the Executive Committee in setting the elements and amounts of their own compensation, and received significant input from the CEO and Chairman of the Executive Committee in determining the bonus for the CFO and General Counsel. The Chief Executive Officer is the principal negotiator with the Compensation Committee regarding his own compensation and the compensation of the Chairman of the Executive Committee, subject to approval by the Compensation Committee. The Chairman of the Executive Committee was the principal negotiator regarding the compensation of the Chief Financial Officer, subject to the review and approval of the Compensation Committee. The negotiation regarding the amounts of total compensation and the amount of long-term equity awards for the CEO and Chairman of the Executive Committee occurs primarily between the CEO and the Chairman of the Compensation Committee, but the final decision, and the analysis relied upon to reach that decision, are the Committee’s.

Base Salary

We pay our named executive officers a base salary in order to provide them a predictable level of income and enable the executive to meet living expenses and financial commitments. Though we make our decisions on executive compensation focusing on total direct compensation for a given year including base salary, annual bonus and long-term awards, we are sensitive to the needs of our executives for a certain level of compensation stability. The base salaries we have established for the named executive officers reflects our understanding of the trade-off that exists between aligning the interests of the named executive officers as closely as possible with those of the Company’s shareholders and our desire to avoid exposing them to compensation risk. We believe the base salary levels we have established strike the proper balance and that providing a predictable base salary is essential to attract and retain talented executives and provide a compensation package that is perceived as fair, in comparison to other companies and within the Company.

With respect to the base salary paid to our named executive officers in fiscal 2011, our Compensation Committee’s determination of the appropriate level of base salary was subjective and not formulaic.

•

The base salary for the CEO is largely a result of previous negotiation and historical precedent. At the time he began serving as our CEO, the Committee agreed to pay Mr. Handler the maximum base salary permitted within the deductibility limits of Internal Revenue Code §162(m).

•

The Committee has historically paid the Chairman of the Executive Committee a base salary that is a fixed ratio to the CEO’s salary. In December 2009, the Compensation Committee established the ratio at 75% of the CEO’s salary beginning January 1, 2010, based on its recognition of the important contributions to the firm’s growth Mr. Friedman has made and the growing amount of managerial time required to manage an increasingly complex firm. Though the continuation of this relationship is not guaranteed, the Committee has viewed it as an effective way to align the interests of the CEO and Chairman of the Executive Committee and to simplify a highly subjective process that is not the product of any additional quantitative or qualitative analysis.

•

The base salaries for our other named executive officers are determined by the Chief Executive Officer and/or the Chairman of the Executive Committee and are viewed in light of historical precedent within the firm, competitive factors, the limits of §162(m), and the desire to provide a non-performance based cash component of compensation.

The Committee continues to use base salary to provide compensation not directly tied to performance, and bonuses and long-term equity grants to provide performance based and retention oriented compensation.

Bonuses

We use annual bonuses as our primary tool for encouraging executives to maximize short-term productivity and profitability. Annual incentive awards motivate executives to focus on aspects of Company performance that we believe are key to its success. Accordingly, we have determined bonuses for our CEO, Chairman of the Executive Committee and General Counsel in whole or in part by reference to earnings per share, return on equity, and pre-tax profit margin.

To take these factors into account, the Compensation Committee generally establishes formulas for payment of annual bonuses by a date early in the calendar year, so that the performance goals and potential rewards can positively influence the executives during the year and meet the requirements of Code Section 162(m).

Section 162(m) generally disallows a public company’s tax deduction for the named executive officers in excess of $1 million in any tax year. Under Section 162(m), compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible even though the executive’s total direct compensation may exceed $1 million in a given year. We seek to preserve the tax deductibility of the compensation we pay to executive officers, to the extent we can do so without impairing the operation and effectiveness of our compensation policies and programs.

The Committee followed this approach in 2011 and established 2011 formulas and targets at its meeting on February 9, 2011. These formulas, which were part of Mr. Handler, Mr. Friedman and Mr. Sharp’s compensation packages in 2011, provided for no annual bonus if threshold levels of performance were not achieved, a targeted amount of annual bonus for achievement of target performance, and greater- or less-than target payouts for performance that exceeded or fell short of the specified target levels, up to a specified maximum payout. The 2011 formulas were dependent on our earnings per share, return on equity and pre-tax profit margin. These financial measures were calculated using consolidated after-tax earnings from our continuing operations. All financial results were adjusted to add back the negative effect of extraordinary transactions (e.g. mergers, acquisitions, divestitures), if any, occurring during 2011. No adjustments were made in 2011.

The Committee established six tiered performance measures for each of the three performance criteria as follows:

Level	Performance vs. Prior Year
Threshold	25% below Target
Below Target	10% below Target
Target	Target
Above Target	10% above Target
Superior	20% above Target
Superior+	30% above Target

The Committee then assigned a weight to each of the performance criteria (earnings per share, return on equity and pre-tax profit margin), and used that weighting, together with the threshold category achieved to determine what portion of the executive’s target bonus the individual would be entitled to receive, as follows:

Earnings per Share	55%
Return on Equity	40%
Pre-tax Profit Margin	5%

100%

The Committee interpolates the amount of bonus between the set thresholds of performance when our performance falls between the set thresholds, and reserves the right to exercise negative discretion to reduce amounts or to take into consideration additional performance measures in determining whether to reduce calculated bonus awards, but does not have discretion to increase the bonus awards.

For 2011, the Committee established targets for Earnings per Share, Return on Equity and Pre-tax Profit Margin at $1.28, 8.6% and 16.5% respectively. Our performance fell above the “Target” amount but below the “Above Target” amount in the Earnings per Share category, and above the “Threshold” amount but below the “Below Target” amount in the Return on Equity and Pre-tax Profit Margin categories, resulting in an annual Performance Based Bonus calculated amount of $4,879,565 for Mr. Handler, and $3,659,674 for Mr. Friedman. The Committee did not seek to exercise its negative discretion for fiscal 2011, but upon Mr. Handler and Mr. Friedman’s request, the Committee agreed to reduce their performance bonuses to zero.

We believe the targets we set were substantially uncertain at the time they were established and were set at levels that would make target performance attainable only with continued high level performance, and above target payouts attainable only through significant effort and exemplary performance. These performance goals were intended to motivate and reward our executives for achieving pre-determined goals with respect to earnings per share, return on equity and pre-tax profit margin, and to provide equity-based compensation that would closely align their interests with those of shareholders.

We have also adopted programs permitting deferrals of compensation, so that potentially non-deductible compensation will be paid following termination of an executive’s service, at a time when payment of such compensation will not be subject to limits on deductibility under Section 162(m). None of our named executive officers deferred income during fiscal 2011. We retain the flexibility to enter into arrangements that may result in non-deductible compensation to executive officers, which may include non-qualifying awards under the Incentive Plan.

We continue to recognize that Mr. Handler’s compensation also reflects his significant direct contributions to the operating results of the Company, particularly with respect to the High Yield Division, equity trading, investment banking, and management of Jefferies High Yield Trading, LLC (discussed in “Transactions with Related Person” below), in addition to his duties as CEO. Mr. Handler does not receive compensation for these services apart from his compensation from us generally as described in the Summary Compensation Table and other tables below. Since he assumed the duties of CEO, we have tied his bonus compensation solely to performance of the Company as a whole, and sought to focus his efforts on creating long-term shareholder value through an emphasis on restricted stock awards.

Similarly, we established Mr. Friedman’s compensation opportunities in a manner we believed would motivate him toward maximizing firm wide results and long-term value creation. We based Mr. Friedman’s compensation opportunity on the performance of the Company as a whole, but we considered his responsibilities overseeing our operations and his compensation opportunities as a fund manager, when establishing the level of compensation we would pay him. See the “Transactions with Related Persons” section below.

For Broadbent and Mr. Hendrickson, we maintained their salaries at prior year levels, which continue to remain in line with each of their originally negotiated terms of employment.

For Mr. Sharp, the terms of his compensation were governed by his employment agreement during fiscal 2011. His employment agreement called for determination of his bonus using the same performance matrix used for Mr. Handler and Mr. Friedman, which resulted in a bonus of $887,956 for Mr. Sharp. The Committee determined that it would pay Mr. Sharp the amount determined by the performance matrix set forth above in accordance with his employment agreement.

For all of the named executive officers, our commitment to long-term equity compensation encourages ownership of a significant equity stake in the Company, which we believe is important to promoting a culture of entrepreneurship. Consistent with this, we have implemented a program permitting employees and executive officers to defer settlement of equity awards, including restricted stock units. Deferrals of restricted stock units enable the employee to specify that shares will be delivered in settlement at a date later than the date the risk of forfeiture will lapse. The cost of such a program to the Company results mainly from deferring the time at which tax deductions for the equity compensation may be claimed.

Long-Term Awards

Long-term equity-based awards serve both to align the interests of executive officers with those of shareholders and to promote retention and long-term service to the Company. These awards provide increasing rewards to executives if the value of the Company’s stock rises during the life of the award, thus encouraging a long-term focus and aligning the interests of executive officers with the interests of shareholders.

In fiscal 2011, only Mr. Hendrickson received a long-term equity grant. His grant continued the pattern the Committee has followed recently of granting shares that vest annually over four years. We believe a four-year vesting cycle accomplishes the objective of preserving long-term loyalty to the Company while remaining sensitive to the needs of employees.

In recognition of the more challenging times faced throughout our industry and the economy generally, the Committee determined that for fiscal 2011 it would offer its named executive officers the same alternative to traditional long-term equity-based awards that it offered to employees generally. Employees were offered the choice between long-term restricted equity units, or restricted cash in lieu of any restricted equity awards they would otherwise have received. The value of the restricted cash award was equal to 75% of the closing price for our common stock on the date of the grant of the restricted stock or restricted stock units. Restricted cash grants are subject to forfeiture in full for 20 months from the date of grant and must be repaid by the employee if a forfeiture event occurs. The Committee believes that although the selection of restricted cash does not carry the same incentive value as restricted stock or restricted stock units, it is consistent with its goal of promoting retention and long-term service to the Company while recognizing the need of employees for a more liquid form of compensation during difficult economic times. Mr. Broadbent elected to participate in this program as described more fully in the table below entitled “Summary Compensation Table—2011.”

In 2002, our Compensation Committee began using multi-year grants to establish the compensation of our CEO, and continued this pattern with grants in early 2010 which were intended to serve as long-term compensation for 2010, 2011 and 2012. Since the Company does not generally have employment contracts with its named executive officers once their initial employment contracts have expired, the long-term grants to the CEO and Chairman of the Executive Committee help ensure that they will stay committed to the Company’s success. These long-term grants vest based on our performance in those years. Through these grants, we sought to provide a substantial component of compensation that would focus the CEO and Chairman of the Executive Committee on long-term growth in the value of the Company’s stock. The Committee’s grants from early 2010 were intended to constitute long-term equity compensation for our CEO and Chairman of the Executive Committee for 2011, so no additional grants of RSUs or restricted stock were made to the CEO or Chairman of the Executive Committee during 2011.

Other Benefits

The Company provides its named executive officers with medical, dental, life insurance, disability and other similar benefits that are not part of what we consider direct compensation. We intend these benefits to be generally competitive, in order to help in our efforts to recruit and retain talented executives. We have not implemented severance arrangements with our named executive officers; however, our practice has generally been to limit severance payments to no more than six months salary for newer employees, and up to one year of salary for those who are retirement eligible (the individual has served at least twelve years with us and their age plus years in service is greater than 60). We do not provide significant enhancements to compensation in connection with a change in control. We believe that the substantial equity stake of our executives provides alignment with the interests of shareholders, so that the executives can be expected to consider potential strategic transactions that might affect the control of Jefferies consistent with their interests as shareholders and consistent with their fiduciary duties. We do not provide for payment of gross-ups to offset golden parachute excise taxes. Executives who worked for us in periods before April 1, 1997 are also entitled to benefits under our pension plan. In the aggregate, we believe our severance, change-in-control and pension benefits are quite modest compared to general business practices for companies of comparable size and character. We have considered this fact in setting the levels of total direct compensation for senior executives.

We provide the CEO with a driver for his increased business transit, including his commute to several of our different offices, and provide fuel and maintenance for the vehicle the CEO purchased in exchange for the availability of this vehicle for other business purposes when not needed by the CEO.

How Our Compensation Decisions Fit our Overall Objectives

Role of Individual Performance

Rather than focus executive compensation on performance of the business units within an executive officer’s specific area of expertise, the Compensation Committee views overall firm performance as the best indicator of individual performance of our named executive officers and has therefore tied their individual compensation to firm wide performance as a whole. The Compensation Committee believes this focus creates a greater enhancement to firm-wide profitability and teamwork, a key goal of our compensation policies, rather than a more segmented approach which rewards individual productivity. In typical years, individual initiative will affect the amount of bonus paid only to the extent such individual performance resulted in achieving firm wide performance required in our targets for a particular year, although it may impact future compensation opportunities.

Culture of Long-Term Stock Ownership

To date, our CEO has generally elected to defer equity awards under our deferral programs, including restricted stock, restricted stock units, and stock units representing the gain from exercises of stock options. Our Chairman of the Executive Committee has similarly deferred most of his equity awards. These arrangements provide them the advantages of tax deferral, but provide no enhancement by the Company of the net value of their restricted stock or restricted stock units. In this type of deferral arrangement, the Company’s tax deduction is delayed until the year in which the executive recognizes income, and is generally based on the value of shares delivered at the time of settlement of the deferral arrangement. Our insider trading policy precludes short sales, purchases or sales of options and other derivatives, and other transactions that offset or hedge the risk of ownership of our stock.

We have established our DCP and permit the deferral of restricted stock units, option gains and other awards under our Amended and Restated 2003 Incentive Compensation Plan (the “Incentive Plan”) as a method for providing our employees advantages of tax deferral and also encouraging long-term retention of equity positions. We believe these policies serve to align the interests of executives with shareholder interests in return on equity and appreciation over time. In this type of deferral arrangement, the Company’s tax deduction is delayed until the close of the tax year in which the executive recognizes income, and is generally based on the value of shares delivered at the time of settlement of the deferral arrangement.

We do not consider gains or losses from equity awards in setting other elements of compensation but the Compensation Committee may consider the effect of the vesting of prior compensation on employee retention.

Compatible Investment Opportunities

In addition, we have established investment entities and permitted executive officers and others to acquire interests in these entities, and have permitted deferred bonus amounts to be deemed invested in those entities. Some of these investment entities are funds we manage, some hold equity and derivative securities in companies for which we have provided investment banking and other services, and others that share in the profitability of Jefferies’ High Yield Division, which now operates as Jefferies High Yield Trading, LLC. See “Transactions with Related Persons.” We believe that an executive’s participation in these investments helps to further align the executive’s interests with our long-term success and profitability. Our offering these kinds of opportunities also helps us compete for executive talent in the financial services industry, in which our competitors, particularly non-public companies, offer wealth-building investment opportunities as a way to attract and retain executives and producers.

Disparities in Executive Compensation

We view the disparities in compensation between our named executive officers as a result of the relative “market” for each individual employee, our anticipated replacement cost for the employee, and the applicable competitive environment. With respect to our Chief Executive Officer and Chairman of the Executive Committee, a significant factor in our Compensation Committee’s determination of the amount of equity-based awards granted is the fact that these executives have forgone other internal and external opportunities for increasing their personal earnings that would have arisen if they had focused solely on their production capabilities, but have instead agreed to serve in management roles in addition to producing responsibilities. We recognize the significant compensation these individuals have earned in the past when focusing on their specific business units and understand that our competitors will also consider these production opportunities. As a result, we continue to consider the compensation potential of these two individuals in particular when setting targets and long-term equity compensation that is intended to encourage long-term retention, including the continuing opportunity for the Chairman of the Executive Committee to earn compensation directly from his ownership interest in Jefferies Capital Partners. See “Transactions with Related Persons—Private Equity Funds.” This is the primary reason for the disparity between the compensation of the CEO and Chairman of the Executive Committee.

With respect to Mr. Broadbent, his compensation was negotiated at the time of his hiring and is also not based entirely on the Company’s financial performance. Mr. Hendrickson’s compensation is not tied directly to firm performance in recognition of the fact that he answers directly to Mr. Broadbent, and that his scope of duties does not permit him to influence firm policy and decision making outside his area of direct responsibility in the same manner as the other named executive officers. Mr. Sharp’s compensation was negotiated at the time of his hiring and his bonus is fixed with respect to 2011 performance and variable on a going forward basis. Compensation for all our named executive officers is impacted by competitive considerations, including the Company’s understanding of the cost of replacing these executives with similarly experienced and skilled individuals; in other words, the compensation is impacted by the “market” for such individuals.

Consideration of Say-On-Pay Votes

We conducted an advisory shareholder vote on executive compensation at our 2011 annual meeting in which the shareholders approved our compensation packages and approved our recommendation to put our compensation packages to vote once every three years. As a result, we will not conduct a Say-On-Pay vote this year and do not plan to modify our compensation arrangements as a result of the Say-On-Pay vote.

Summary Compensation Table—2011

Shown below is information concerning the compensation we paid to those persons who were, during fiscal 2011, our (a) Principal Executive Officer, (b) Principal Financial Officer, and (c) the other three most highly compensated executive officers as specified by SEC rules.

Name and Principal Position (a)	Year (b)		Salary ($) (c)	Bonus ($) (d)		Stock Awards ($)(1) (e)	Non-Equity Incentive Plan Compensation (f)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($) (h)		All Other Compen- sation ($) (i)		Total ($) (j)
Richard B. Handler Chairman & Chief Executive Officer	2011 2010 2009	(11 mo)	1,000,000 916,667 1,000,000	— 1,251,632 6,000,000		— 5,999,998 —	— 38,999.995 Consisting of: 2010 related 12,999,981 2011 related 13,000,007 2012 related 13,000,007 Total 38,999,995 —	27,526 43,671 —	(2)	141,580 137,158 145,270	(3)	1,169,106 47,349,121 Includes Stock Grants: 2009 Related 5,999,999 2010 Related 12,999,981 2011 Related 13,000,007 2012 Related 13,000,007 Total 44,999.994 7,145,270

Brian P. Friedman Chairman of the Exec. Committee	2011 2010 2009	(11 mo)	750,000 687,500 500,000	— 938,724 —		— 8,999,999 —	— 29,249.995 Consisting of: 2010 related 9,749,998 2011 related 9,749,998 2012 related 9,749,998 Total 29,249,995 —	— — —		4,163 4,242 4,987		754,163 39,880,460 Includes Stock Grants: 2009 Related 8,999,999 2010 Related 9,749,998 2011 Related 9,749,998 2012 Related 9,749,994 Total 38,249,994 504,987

Peregrine C. Broadbent Executive V.P. & Chief Financial Officer	2011 2010 2009	(11 mo)	1,000,000 916,667 1,000,000	879,688 900,000 1,312,500	(4)	— 474,990 687,500	— — —	— — —		4,163 4,642 4,515		1,883,851 2,296,299 3,004,515

Michael J. Sharp Executive V.P., Gen. Counsel & Secretary	2011 2010	(4 mo)	1,000,000 235,256	887,956 550,000		— 499,994	— —	— —		4,163 —		1,892,119 1,285,250

Charles J. Hendrickson Treasurer	2011 2010 2009	(11 mo)	325,000 229,167 250,000	317,500 488,374 542,500		82,496 102,486 107,488	— — —	— — —		38 117 1,279		725,034 820,144 901,267

(1)

In accordance with revised disclosure rules, historical years have been restated to show the fair market value of awards in the years they were granted rather than the amount accrued with respect to those years as was previously required. The amounts shown include cash and non-cash compensation earned by the Named Executive Officers as well as amounts earned but deferred under our deferred compensation plans, as identified in the footnotes for each executive officer.

(2)	The actuarial present value of the accumulated pension benefit increased by the stated amount under the terms of our Pension Plan, as more fully described in the Pension Benefits Table.
(3)	Includes $137,417 related to a driver we provide to Mr. Handler to facilitate his transportation to and from meetings, between our offices and for his personal use.
(4)

The Compensation Committee Subcommittee approved Mr. Broadbent’s total compensation of $1,975,000 for fiscal 2011, consisting of $1 million in base salary and $975,000 in performance based bonus. The Committee designated 60% of his bonus as payable in cash and 40% payable in restricted equity. The Committee permitted Mr. Broadbent to participate in its firm-wide policy offering employees the choice to receive 2011 restricted equity awards as restricted cash awards at a 25% discount. Mr. Broadbent elected to receive his restricted equity award in the form of restricted cash and was therefore paid a total cash bonus of $879,688.

Grants of Plan Based Awards—2011

The following table describes grants issued by the Compensation Committee during fiscal 2011 in which it (a) established the ranges of possible compensation for certain of the named executives, and (b) granted shares of restricted stock or restricted stock units as long-term compensation.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)		Maximum ($) (e)	Target Shares (#) (g)
Richard B Handler	2/9/2011	0	$6,000,000		$12,000,000	—	—		—
Brian P. Friedman	2/9/2011	0	$4,500,000		$9,000,000	—	—		—
Peregrine C. Broadbent	11/29/2011	—	$975,000	(1)	—	—	—		—
Michael J. Sharp	2/9/2011	0	$1,000,000	(2)	$1,250,000	—	—		—
Charles J. Hendrickson	11/29/2011	—	$400,000		—	—	—		—
Charles J. Hendrickson	11/29/2011	—	—		—	—	7,674	(3)	$82,496

(1)

The Compensation Committee Subcommittee approved Mr. Broadbent’s total compensation of $1,975,000 for fiscal 2011, consisting of $1 million in base salary and $975,000 in performance based bonus. The committee designated 60% of his bonus as payable in cash and 40% payable in restricted equity. The Committee permitted Mr. Broadbent to participate in its firm-wide policy offering employees the choice to receive 2011 restricted equity awards as restricted cash awards at a 25% discount. Mr. Broadbent elected to receive his restricted equity award in the form of restricted cash and was therefore paid a total cash bonus of $879,688.

(2)	Compensation relates to 2011 performance and was established in advance through Mr. Sharp’s employment agreement on the terms described below.
(3)	Shares granted on November 29, 2011 were of restricted stock valued at $10.75 per share, the closing price of our common stock on the grant date, and will vest ratably over four years.

The following provides background information to give a better understanding of the compensation amounts shown in the Summary Compensation Table and Grants of Plan-Based Awards Table above.

Summary of Equity and Non-Equity Incentive Plan Grants

Richard Handler Fiscal 2011 Compensation

In early 2011, the Committee established a 2011 Pay for Performance program for Mr. Handler that included a Base Salary, Cash Bonus and Long-Term Equity Incentive. According to the Pay for Performance program for Mr. Handler, his bonus would have been $4,879,565, but Mr. Handler requested that the Committee exercise its negative discretion to reduce this award to zero. The subcommittee of the Compensation Committee accepted Mr. Handler’s proposal and awarded him no cash bonus for fiscal 2011. As a result, for the 2011 fiscal year, Mr. Handler was compensated as follows:

Base Salary	Bonus	Long-Term Equity Incentive
$1,000,000	$0	$13 million

The Long-Term Equity Incentive was granted in the form of a single grant intended to cover the 2010, 2011 and 2012 compensation years. An aggregate of 1,509,872 Long-Term Performance-Linked Restricted Stock Units were granted on January 19, 2010 representing part of the executive’s 2010, 2011 and 2012 compensation. One-third of the aggregate grant is subject to performance criteria for each of 2010, 2011 and 2012 and between

0 and 503,290 restricted stock units are subject to forfeiture for each performance year depending on the Company’s performance for that year. In addition, the aggregate grant is subject to annual vesting over a 3 year period from grant date.

The restricted stock unit agreements contain a provision that provides that the RSUs will vest if Mr. Handler’s employment is terminated by reason of his death or disability. The agreements also contain a provision that provides that the RSUs will continue to vest if we terminate his employment without Cause (as defined in the agreement) and he does not compete with the Company. Unlike the standard grant given as part of our year-end compensation process, if he terminates his employment other than by death or disability, the unvested restricted stock and restricted stock units will be forfeited.

Brian Friedman 2011 Compensation

In early 2011, the Committee established a 2011 Pay for Performance program for Mr. Friedman that included a Base Salary, Cash Bonus and Long-Term Equity Incentive. According to the Pay for Performance program for Mr. Friedman, his bonus would have been $3,659,674, but Mr. Friedman requested that the Committee exercise its negative discretion to reduce his award to zero. The subcommittee of the Compensation Committee accepted Mr. Friedman’s proposal and awarded him no cash bonus for fiscal 2011. As a result, for fiscal 2011, Mr. Friedman was compensated as follows:

Base Salary	Cash Bonus	Long-Term Equity Incentive
$750,000	$0	$9,750,000

The Long-Term Equity Incentive was granted in the form of a single grant intended to cover the 2010, 2011 and 2012 compensation years. An aggregate of 1,132,404 Long-Term Performance-Linked Restricted Stock Units were granted on January 19, 2010. One-third of the aggregate grant is subject to performance criteria for each of 2010, 2011 and 2012 and between 0 and 377,468 restricted stock units are subject to forfeiture for each performance year depending on the Company’s performance for that year. In addition, the aggregate grant is subject to annual vesting over a 3 year period from grant date.

The restricted stock unit agreement contains a provision that provides that the RSUs will vest if Mr. Friedman’s employment is terminated by reason of his death or disability. The agreement also contains a provision that provides that the RSUs will continue to vest if we terminate his employment without Cause (as defined in the agreement) and he does not compete with the Company. Unlike the standard grant given as part of our year-end compensation process, if he terminates his employment other than by death or disability, the unvested restricted stock and restricted stock units will be forfeited.

Peregrine C. Broadbent 2011 Compensation

The compensation arrangement for Mr. Broadbent for 2011 was as follows:

Base Salary	Cash Bonus	Long-Term Equity Incentive
$1,000,000	$879,688	$0

The Compensation Committee Subcommittee approved Mr. Broadbent’s total compensation of $1,975,000 for fiscal 2011, consisting of $1 million in base salary and $975,000 in performance based bonus. The committee designated 60% of his bonus as payable in cash and 40% payable in restricted equity. The Committee permitted Mr. Broadbent to participate in its firm-wide policy offering employees the choice to receive 2011 restricted equity awards as restricted cash awards at a 25% discount. Mr. Broadbent elected to receive his restricted equity award in the form of restricted cash and was therefore paid a total cash bonus of $879,688. Mr. Broadbent’s total compensation was determined by the Committee based on their subjective view his performance in a difficult financial environment, was not based upon an objective or formulaic approach and did not reference the targets or weighting described below.

Michael J. Sharp 2011 Compensation

Mr. Sharp joined us in July of 2010 and the terms of his compensation was governed by his employment agreement through December 2011. Mr. Sharp’s compensation for the fiscal 2011 included:

Base Salary	Cash Bonus	Long-Term Equity Incentive
$1,000,000	$887,956	$0

Mr. Sharp did not receive a long-term equity incentive award during fiscal 2011.

Charles J. Hendrickson 2011 Compensation

The compensation arrangement for Mr. Hendrickson for 2011 was as follows:

Base Salary	Cash Bonus	Long-Term Equity Incentive
$325,000	$317,500	$82,500

Mr. Hendrickson’s $400,000 target bonus was paid in a combination of cash bonus and long-term equity incentive. Mr. Hendrickson’s annual bonus was determined by the Committee based on their subjective view his performance in a difficult financial environment, was not based upon an objective or formulaic approach and did not reference the targets or weighting described below.

No Ongoing Employment Agreements

We generally do not enter into employment agreements with our named executive officers after the initial employment agreement negotiated when they are hired and we presently have no employment agreements with our named executive officers. During fiscal 2011 Mr. Sharp was the only named executive officer with an employment agreement, which remained in effect through December 2011.

Other Terms of Restricted Stock and Restricted Stock Units

All of the incentive plans and arrangements described above that result in the issuance of restricted stock and restricted stock units have been adopted pursuant to our Incentive Plan as approved by our shareholders. We pay dividends on restricted stock and credit dividend equivalents on restricted stock units. We have implemented a program under the Plan permitting employees and executive officers to defer equity awards, including restricted stock units. Deferrals of restricted stock units enable the employee to specify that shares will be delivered in settlement at a date later than the date the risk of forfeiture will lapse. This program encourages long-term ownership of a significant equity stake in the Company, which we believe is important to promoting a culture of entrepreneurship. Prior to settlement, the restricted stock units carry no voting or dividend rights, but dividend equivalents are accrued if a cash dividend is paid on our common stock. Dividend equivalents are converted to additional restricted stock units at the end of the quarter in which the dividend equivalent is credited based on the price of a share of our common stock on the last trading day of the quarter. On the settlement date for the stock units (which are no longer “restricted” once the risk of forfeiture lapses), we deliver to the executive one share of common stock for each stock unit being settled, including the stock units resulting from the credited dividend equivalents. Executives are not permitted to switch stock units into some other form of investment prior to settlement.

Options

We have not granted options to our executive officers since January 2003 and although our Incentive Plan still permits us to grant options, at the present time, we do not view options as a desirable method of compensation. None of our named executive officers had any options outstanding as of November 30, 2011.

Outstanding Equity Awards at Fiscal Year-End—2011

	Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Richard B. Handler	1,692,625	(1)	$19,363,626	—	—
Brian Friedman	1,392,586	(2)	$15,931,184	—	—
Peregrine C. Broadbent	119,845	(3)	$1,371,027	—	—
Michael J. Sharp	16,012	(4)	$183,177	—	—
Charles Hendrickson	20,287	(5)	$232,083	—	—

(1)	Of these stock awards, 27,894 vested on February 15, 2012; 77,429 vested on January 19, 2012; 77,429 will vest on January 19, 2013; and 1,509,872 will vest on January 19, 2013.
(2)	Of these stock awards, 27,894 vested February 15, 2012; 116,144 vested on January 19, 2012; 116,144 will vest on January 19, 2013; and 1,132,404 will vest on January 19, 2013.
(3)

Of these RSU awards, 53,227 will vest on November 19, 2012; 12,681 shares vested on January 31, 2012; 12,681 will vest on January 31, 2013; 7,231 vested on January 31, 2012; 7,231 will vest on January 31 of each of 2013 and 2014; 4,890 vested on January 31, 2012; and 4,891 will vest on January 31 of each of 2013, 2014 and 2015.

(4)	Of these RSU awards, 5,337 will vest on September 7 of each of 2012, 2013 and 5338 will vest on September 7, 2014.
(5)

Of these RSU awards, 1,186 vested on February 15, 2012, and 1,187 will vest on February 15, 2013; 1,313 vested on January 31, 2012; 1,314 will vest on January 31, 2013; 1,131 vested on January 31, 2012; 1,130 will vest on January 31, 2013, and 1,131 will vest on January 31, 2014; 1,055 will vest on January 31 of each of 2012 through 2014, and 1,056 will vest on January 31, 2015. 1,918 will vest on January 31, 2013 and 2015, and 1,919 will vest on January 31, 2014 and 2016.

Option Exercises and Stock Vested—2011

The table below reflects the restricted stock or RSUs which became non-forfeitable (vested) during fiscal 2011 for each of the named executive officers. Shares are valued on the day they became vested.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Richard B. Handler	—	—	324,892		$6,281,477
Brian Friedman	—	—	259,824	(1)	$5,709,722
Peregrine Broadbent	—	—	73,138	(2)	$1,033,105
Michael J. Sharp	—	—	5,337	(3)	$80,909
Charles Hendrickson	—	—	8,299	(4)	$187,541

(1)

Includes 27,894 RSUs the settlement of which was deferred until February 15, 2012; 108,018 RSUs the settlement of which has been deferred until October 25, 2016; 116,144 RSUs the settlement of which has been deferred until January 19, 2013; 7,766 RSUs the settlement of which has been deferred until April 30, 2016; and RSUs acquired as a result of dividend reinvestments which are deferred to the same extent as the underlying grants generating those dividends are deferred.

(2)	Includes 53,227 RSUs the settlement of which has been deferred until November 19, 2012.
(3)	Reflects RSUs the settlement of which has been deferred until November 7, 2014.
(4)	Includes 1,186 RSUs the settlement of which has been deferred until February 15, 2013.

Pension Benefits—2011

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Richard B. Handler	Jefferies Group, Inc. Employees’ Pension Plan	16	$185,479	$0

To calculate the values in the table above, we needed to make certain assumptions about the employees, their retirement age, interest rates and discount rates, as follows:

•	Benefit commencement is at age 65, our Pension Plan’s normal retirement age.

•	Benefit is paid as a lump sum.

•	GATT actuarial basis as of November 30, 2011 was used to determine the lump sum amount at age 65, including an interest rate of 4.75%.

•	The benefit is discounted to the employee’s age at November 30, 2011 using a discount rate of 4.75%.

•	No pre-retirement decrements (other than discount rate) have been assumed in determining the Present Value of Accumulated Benefits.

We first adopted our pension plan in 1964 and stopped admitting new participants into the plan on April 1, 1997. Effective December 31, 2005, benefits under the Pension Plan were frozen. All persons who were our employees prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age, and who have completed one year of service are covered by our pension plan. The plan is a defined benefit plan, and is funded through our ongoing contributions and through earnings on existing plan assets. The amount an employee will receive as a plan benefit depends on the person’s covered compensation during specific plan years. An employee retiring at age 65 will receive 1% of the employee’s covered compensation from January 1, 1987, until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered compensation for 1985 and 1986. If the employee was employed less than 15 years on the date of termination, the amount of benefit will be reduced proportionately. Benefits under the plan are payable for the remaining life of the participant, and are not subject to deduction for Social Security benefits or other offsets.

The amount of covered compensation used to calculate the benefit earned in a given year includes salaries, bonuses and commissions, but is capped each year. Since 2004, the amount of covered compensation has been capped at $210,000 per year. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at age 55 with at least four years of service will receive the normal retirement benefit reduced by  1/2% for each month benefit payments commence before age 65. Employees who terminate employment with us for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service, and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items: (1) a benefit for service up to December 31, 1986, in accordance with the original Pension Plan formula recognizing pay as the average of 1985 and 1986 compensation up to $100,000, and (2) a benefit for service commencing on January 1, 1987, equal to 1% of covered compensation through the date of termination.

Nonqualified Deferred Compensation—2011

Name (a)	Executive Contributions In Last FY ($) (b)	Registrant Contributions In Last FY ($) (1) (c)	Aggregate Earnings In Last FY ($) (d)			Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last FYE ($) (2) (f)
Richard B. Handler	—	$3,507,649	-$	99,832,131	(3)	$23,365,005	$105,183,446	(4)
Brian Friedman	—	$5,709,722	-$	11,029,502	(5)	—	$13,179,895	(6)
Peregrine C. Broadbent	—	$534,931	-$	1,995,888	(7)	—	$2,577,012	(8)
Michael J. Sharp	—	$80,909	-$	16,339	(7)	—	$66,112	(8)
Charles Hendrickson	—	$126,418	-$	215,185	(7)	$411,134	$44,706	(8)

(1)

The Registrant Contribution column reflects the value of RSUs which vested but by their terms will not be distributed until a later date. RSUs are subject to a mandatory period following vesting during which they are not distributed. We have chosen to show this mandatory deferral as a Registrant Contribution, but the value of the RSUs at the vesting date is reflected in full in the Options Exercised and Stock Vested table as compensation to the named executive officer.

(2)

Amounts in the table do not reflect compensation granted in any single year but include reported compensation that has been deferred and market returns on investments that deferred amounts were deemed invested in which have accrued over time. Specifically, amounts in the table consist of (i) contributions resulting from compensation which has been disclosed in previous Jefferies proxy statements (to the extent the executive was a named executive officer in the year of deferral and the amount was otherwise required to be disclosed under SEC rules then in effect), plus (ii) earnings on deferred amounts, (iii) less distributions. For purposes of this table, earnings includes gains and losses in value of the investments into which deferred amounts are deemed invested, including the value of stock units resulting from deferrals of vested restricted stock shares, restricted stock units and resulting from option gain deferrals.

(3)

Includes $1,871,896 in increased value in Mr. Handler’s self-directed deferred compensation account, -$2,579,192 in decreased value of investments in our DCP and -$99,124,835 in decreased value of RSUs and dividend reinvestments on RSUs.

(4)

Includes $83,910,094 attributable to RSUs originally awarded from 2000 through 2011 and dividend reinvestments on those RSUs. The value of RSUs represents both compensation originally earned and the appreciation of our common stock. For the 22 year period between January 1990 and March 15, 2012 when Mr. Handler has worked at Jefferies, our shares have compounded annually at 17.5%. Since joining Jefferies in 1990 and throughout his entire 11 year term as CEO, over 76% of Mr. Handler’s compensation has consisted of non-cash equity related securities vesting over three to five years. Also includes $3,214,301 in amounts deferred through our generally available DCP on terms that are the same as other Jefferies employees who participate in the DCP. Includes $18,059,052 in deferred compensation and gains on investments in Mr. Handler’s self-directed deferred compensation account which was in place before he became CEO in 2000. The amount reflected is the result of deferring compensation earned while he was Head of the High Yield Division, before implementing our generally applicable DCP and prior to his becoming an executive officer. The last deferral into Mr. Handler’s self-directed deferred compensation account was in 2000.

(5)	Includes -$10,843,340 in decreased value of RSUs and dividend reinvestments on RSUs, and -$186,162 in decreased value of investments in our DCP.
(6)	Includes $11,633,211 attributable to RSUs and dividend reinvestments on RSUs, and $1,546,684 in amounts deferred through our DCP.
(7)	Reflects the decrease in value of RSUs and dividend reinvestments on RSUs.
(8)	Reflects the value of RSUs and dividend reinvestments on RSUs.

The amounts of deferred compensation in the table above reflect compensation that was paid to each named executive officer historically, and reported as compensation at the time to the extent required under SEC rules then in effect, but for which the actual receipt of the compensation has been deferred. A substantial portion of the value listed above was derived from the value of deferred stock or other investments after the compensation was credited to the employee and were not the amounts we actually paid the executive. When an executive’s deferred compensation is not denominated in cash, but is deemed invested in a particular fund or security, the executive’s deemed investment subjects their earnings to market risk that may produce gain or loss depending on the performance of the investments selected.

Deferred Compensation Plan

We provide an opportunity for executives to defer receipt of cash portions of annual bonus awards, and to have deferred amounts be deemed invested in specified investment vehicles during the period of deferral. The Company has implemented the Jefferies Group, Inc. Deferred Compensation Plan (the “DCP”), which permits executive officers and other eligible employees to defer cash compensation, some or all of which may be deemed invested in stock units. A portion of the deferrals may also be directed to notional investments in a money market fund or certain of the employee investment opportunities described under the caption “Transactions with Related Persons.” We believe this discount encourages employee participation in the DCP and accordingly, enhances long-term retention of equity interests and alignment of executive interests with those of shareholders. The salary, bonus and non-equity incentive plan compensation deferred by named executive officers are reflected in the Summary Compensation Table without regard to deferral. In years in which the named executive officers defer a portion of their compensation, the portion of the deferrals under the DCP representing the value of the discount on stock units is reflected in the Summary Compensation Table in the column captioned “All Other Compensation” and in the table above in the column captioned “Registrant Contributions in Last FY.”

The DCP provides eligible employees with the opportunity to defer receipt of cash compensation for five years, with an optional deferral of an additional five years. Participants chose whether their deferred compensation is allocated to a cash denominated investment subaccount, to an equity subaccount which permits amounts to be deemed to be invested in a combination of stock units or other specified equity investment vehicles. Credits of stock units to a participant’s subaccount occur at a predetermined discount of up to 15% of the volume weighted average market price per share of our common stock on the last day of the quarter. The predetermined discount amount for fiscal 2011 was 10%. The discounted portion of any amounts credited, or the additional stock units credited as a result of those discounts, is forfeitable upon termination of employment until the earliest of the time the participant has participated in the DCP for three consecutive years, the participant’s age plus the number of years of service equals 65, the participant is still employed 5 years after the deferral or the participant’s death or a change in control. Mr. Handler and Mr. Friedman have met this vesting requirement, but did not elect to defer compensation in 2011. None of the other named executive officers have elected to defer compensation through the DCP.

Richard Handler Deferred Compensation Plan

We established an individual Deferred Compensation Plan for Mr. Handler while he was Head of the High Yield Division, before implementing our generally applicable Deferred Compensation Plan and prior to his becoming an executive officer. Amounts deferred under this individual plan reflect compensation paid to him as a department head for the High Yield Division and were based on the productivity of that division. The last deferral into Mr. Handler’s individual Deferred Compensation Plan was in 2000.

Potential Payments Upon Termination or Change in Control

No Single-Trigger Policies or Agreements

We do not have any single-trigger policies or agreements that would entitle an executive to a payment or enhanced rights solely as a result of a change in control, and the way our named executive officers are treated is generally the same as our other employees are treated in this regard. There are a number of aspects of the relationship with the named executive officers that may result in payments if a change in control occurs and the employee is terminated without cause. Those payments result from the application of generally applicable policies or contractual terms and not from any payment or benefit levels which were determined by independent analysis. To understand when those payments are triggered, we have described below the types of agreements, relationships or investments that may require payments to the named executive officers upon termination of employment. Following these descriptions, we also provide a summary of the amounts that would have been payable to each named executive officer as a specific result of termination if the person’s employment had been terminated on November 30, 2011 under various circumstances. We anticipate that all of the payments described in this section will be subject to applicable taxes and withholding requirements and no payments will be made to employees until applicable tax requirements have been met. As a result, the actual amount paid to the employees will be substantially less than the amounts set forth below. We also anticipate that we will receive the positive benefits of a corresponding tax deduction which is also not accounted for in the analysis or tables below.

Description of Agreements, Relationships and Investments

Restricted Stock Agreements

Under the terms of the restricted stock agreements entered into by our named executive officers, the restrictions on restricted stock will lapse and the restricted stock will immediately vest if employment is terminated by the Company without “cause” following a change in control. Under the terms of the restricted stock unit agreements entered into by our named executive officers, the RSUs will immediately vest and be distributed if employment is terminated by the Company without “cause” following a change in control. Such distribution may be subject to delay to comply with Code Section 409A. The vesting terms of restricted stock and RSUs no longer provide for forfeiture upon the employee voluntarily quitting, but provide for forfeiture in the event of competition following termination, so the effect of a termination not for cause following a change in control is to cause a lapse of the non-competition obligation.

Except when otherwise decided by the Compensation Committee or required by an employment agreement, our policy applicable to all continuing employees is that equity grants will continue to vest normally following a termination without “cause” that is not following a change in control.

Deferred Compensation Plan

Amounts that executive officers have deferred through our DCP would continue to be deferred through the expiration of the applicable deferral period and at the conclusion of that period, would result in a payment to the former executive of the deferred amounts. In some cases when deferred amounts have been deemed invested in specific investment vehicles, we may choose to make the required payments through in-kind distributions of securities reflecting those investments. Settlement of certain of those distributions could be delayed for up to six months if subject to Code Section 409A. Of the named executive officers, only Mr. Handler and Mr. Friedman have participated in the DCP and both are fully vested so the discounts on shares purchased are no longer forfeitable.

Early withdrawals are generally not permitted except in the event of an unexpected hardship. An employee is permitted to request an unscheduled withdrawal of certain balances resulting from deferrals before 2005, but 10% of the amount withdrawn will be forfeited. If we experience a change in control, deferred amounts will not be automatically distributed and changes in the plan will be prohibited for a period of 24 months. Unscheduled withdrawals permitted for balances resulting from deferrals before 2005 may be made within two years of a change in control at a reduced forfeiture percentage of 5% of the amount withdrawn.

If an employee dies before payment of deferred amounts has begun, all unvested restricted stock shares or options under the DCP will immediately vest and the balance of any deferred amounts will be paid to the designated beneficiary in January following the year of death. If payment of deferred amounts has already begun, the beneficiary will continue to receive payments in the same manner the employee had elected before his or her death.

Richard Handler Deferred Compensation Plan

We established an individual Deferred Compensation Plan for Mr. Handler while he was Head of the High Yield Division, before implementing our generally applicable Deferred Compensation Plan and prior to his becoming an executive officer. Amounts deferred under this individual plan reflect compensation paid to him as a department head for the High Yield Division and were based on the productivity of that division. The last deferrals into Mr. Handler’s individual Deferred Compensation Plan were in 2000. With respect to amounts deferred through this plan, we may determine to terminate a portion of his deferred compensation arrangement in the event of a change in control and make a full distribution of the deferred amounts, to the extent permitted under Code Section 409A. The decision to terminate the deferral arrangement must be made by our Board of Directors prior to consummation of the transaction that constitutes a change in control. If a change in control had occurred on November 30, 2011 and the Board had elected to make a full distribution, Mr. Handler would have received a payment of $18,059,052 in settlement of his individual Deferred Compensation Plan. This amount would be in addition to any unscheduled payout he is entitled to receive under our DCP as discussed above. Absent a change in control, Mr. Handler’s deferrals under this Plan generally will be settled upon his termination of employment, although settlement may be delayed for up to six months if subject to Code Section 409A.

High Yield Trading Desk Investments

Our employees have the opportunity to invest in the continuing operations of our high yield trading desk through Jefferies Employees Special Opportunity Partners, LLC (“JESOP”). Investors in JESOP would have the right to redeem their investment should Mr. Handler cease actively managing the high yield trading desk. If an executive officer other than Mr. Handler is terminated, we anticipate that we would repurchase that person’s interest in JESOP at his or her current capital account balance.

Mr. Handler’s investments in JESOP are in the form of deferred compensation arrangements which follow the performance of JESOP. As a result, a liquidation of the fund would not result in a cash payout to Mr. Handler unless the circumstances also resulted in a payout of his deferred compensation as described above.

Severance Payments

We do not have a firm-wide severance policy, but generally follow certain practices when establishing severance payments which apply to all our employees if they are laid off, including our named executive officers. Our current practice is to pay employees two weeks of severance for each year of service, up to a maximum of six months pay. For employees who are retirement eligible (the individual has served at least twelve years with us and their age plus years in service is greater than 60) the maximum severance payment is generally increased to twelve months. As of November 30, 2011, Mr. Handler was the only named executive officer who was retirement eligible. We generally do not pay severance to employees who resign voluntarily or are terminated for cause. If each of the named executive officers had been terminated on November 30, 2011, in addition to vacation pay for any unused portion of earned vacation time, they would have received the following amounts in severance pay:

Severance Policy Payments

Richard B. Handler	$916,667
Brian Friedman	$312,500
Peregrine C. Broadbent	$166,667
Charles Hendrickson	$67,708

Our general severance practice was superseded by Mr. Sharp’s employment agreement until it expired on November 30, 2011.

Insurance Benefits

We provide benefits to all our employees, including our named executive officers, that may result in payments to employees or their estates after their death, retirement or termination of employment. These benefits include our medical and dental plans, long-term disability plan, life insurance and business travel insurance.

Our medical and dental plans provide that following the death or termination of an employee, the employee or his or her dependents may continue coverage in our medical and dental plans on a month to month basis for 18 to 36 months. To remain in the plans during this period, the person would be required to pay the same premium we had previously been paying for the coverage, plus a 2% charge for administrative expenses. Following retirement, a former employee who satisfies age and years of service criteria may continue in the Jefferies medical plan at a retiree premium rate which we do not subsidize.

If an executive becomes permanently disabled, the individual will be entitled to participate in our Long-Term Disability insurance program. Our basic program entitles a disabled employee to receive 60% of his or her aggregate earnings up to a maximum of $10,000 per month until reaching age 65 and in some cases, for a short period thereafter. Employees are also eligible to purchase additional coverage through our negotiated rates at their own cost. Employees are entitled to continue this coverage after termination by completing appropriate documentation and paying premiums directly to the carrier.

We provide life insurance to our employees which would result in a payment to an employee’s designee upon death. Our basic insurance policy would cover each employee for the amount of his or her annual compensation up to $200,000 through age 65. Once an employee reaches age 65, the basic life insurance benefit will be reduced to 65% of the coverage amount. Employees are also eligible to purchase additional coverage through our negotiated rates at their own cost. Employees who are terminated may elect to continue coverage after employment for both the basic coverage and any additional coverage they have purchased at their own expense.

We also provide business travel accident insurance to all our employees with a benefit of $250,000 in the event of an employee’s death as the result of an accident while traveling. For our named executive officers and executive committee, the benefit would result in a payment of $1 million in the event of an employee’s death as the result of an accident while traveling.

Summary of Payments on Termination After a Change in Control

As described above, certain of our policies or agreements would result in payments to a named executive officer or enhancement of rights if the person is terminated without cause following a change in control, but we do not have any single-trigger policies or agreements that would entitle an executive to a payment or enhanced rights solely as a result of a change in control and we treat our named executive officers generally the same way we treat other employees in this regard. The table below shows the estimated value of the enhancements to payments and rights a named executive officer would have been entitled to receive if the executive’s employment had been terminated on November 30, 2011. For purposes of valuing these amounts, we made the following assumptions:

•

If an executive has received a restricted stock unit or share of restricted stock which has fully vested and is non-forfeitable, or holds vested and deferred stock units that are similarly non-forfeitable, the executive would retain that interest following termination and we therefore do not view the retention of those interests as resulting in a payment or enhancement of rights on termination.

•

Shares of restricted stock or restricted stock units which immediately vest if the executive is terminated following a change in control are valued at $11.44 per share, the closing price of our common stock on November 30, 2011.

•

The value of restricted stock units that remain unvested and do not accelerate is not included in the totals below but will continue to vest according to their terms. For the purposes of the table below we have also assumed that the executive complies with any post-termination non-competition and similar obligations under the “continued vesting” provisions described above.

•	Amounts an employee has deferred through our DCP will continue to be deferred and therefore will not result in a payment upon termination in the table below.

•	Each employee agreed to sign our standard settlement and release agreement as required under his or her restricted stock or restricted stock unit agreements.

•

No payment to a named executive officer would need to be reduced so that the executive and Jefferies would avoid adverse tax consequences under Code Sections 4999 and 280G. As discussed above, some of our stock awards contain a “cut-back” provision of this type. We have no obligation to any named executive officer to pay a “gross-up” to offset golden parachute excise taxes under Code Section 4999 or to reimburse the executive for related taxes.

•

Any withdrawals from an employee’s profit sharing plan or ESOP account, or the decision of an employee to transfer balances into another qualified account are entirely within the discretion of the employee, will not result in a payment by us, and are not included in the table below.

•	Except as otherwise indicated all amounts reflected in the table would be paid on a lump sum basis.

•	The named executive officers have satisfied all applicable requirements for receiving severance payments in accordance with our generally applicable severance practices.

Summary of Payments on Termination or Change in Control

	Retirement or Voluntary Termination by Employee	Involuntary Termination	Involuntary Termination following a Change in Control
Richard B. Handler	—	$916,667	$916,667	(1)
Brian Friedman	—	$312,500	$8,135,103	(2)
Peregrine C. Broadbent	—	$166,667	$2,602,334	(3)
Michael Sharp	—	$1,132,189	$1,132,189	(4)
Charles C. Hendrickson	—	$67,708	$108,412	(5)

(1)	Consists of $916,667 as a severance payment.
(2)	Consists of $7,822,603 in restricted stock units which would immediately become vested and $312,500 as a severance payment.
(3)	Consists of $2,435,668 in RSUs which would immediately become vested and $166,667 as a severance payment.
(4)	Consists of $244,233 in restricted stock units which would immediately become vested and $887,956 as payments called for by his employment agreement.
(5)	Consists of $40,704 in restricted stock units which would immediately become vested and $67,708 as a severance payment.

Director Compensation—2011

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (1) (c)		All Other Compensation ($) (2) (g)	Total ($) (h)
W. Patrick Campbell	$85,000		$100,000	(3)	—	$185,000
Ian M. Cumming	$65,000		$100,000	(4)	—	$165,000
Richard G. Dooley	$75,000	(5)	$100,000	(6)	$3,000	$178,000
Robert E. Joyal	$75,000		$100,000	(7)	$500	$175,500
Michael T. O’Kane	$72,500		$100,000	(8)	—	$172,500
Joseph S. Steinberg	$65,000		$100,000	(9)	—	$165,000

(1)

Amounts reflect the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718. The amounts reflect a single equity award with a market value of $100,000 in the form of either restricted stock or deferred shares granted on May 9, 2011 to each Director upon his re-election to our Board at last year’s annual meeting of shareholders. A discussion of the computation of grant date fair value pursuant to FASB ASC Topic 718 may be found in Note 17 “Compensation Plans” of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2011.

(2)	Amounts shown in the All Other Compensation column are the amounts we contributed in 2011 to charities designated by the named persons as part of our Charitable Gifts Matching Program described below.
(3)	At November 30, 2011, Mr. Campbell held 6,894 shares of unvested restricted stock, 1,678 unvested deferred shares, and 3,952 vested stock options.
(4)	At November 30, 2011, Mr. Cumming held 8,572 unvested deferred shares.
(5)	Amounts were credited as deferred shares under our DSCP.
(6)	At November 30, 2011, Mr. Dooley held 8,572 unvested deferred shares.
(7)	At November 30, 2011, Mr. Joyal held 8,572 unvested deferred shares.
(8)	At November 30, 2011, Mr. O’Kane held 8,572 unvested deferred shares.
(9)	At November 30, 2011, Mr. Steinberg held 8,572 shares of unvested restricted stock.

Each member of our Board who is also a non-employee is entitled to receive the following compensation as approved by the Board pursuant to the terms of the Jefferies Group, Inc. 1999 Directors’ Stock Compensation Plan, as amended and restated January 1, 2009 (the “DSCP”):

•	an annual retainer of $50,000;

•	an annual grant of $100,000 in our restricted common stock or deferred shares;

•	an annual retainer of $7,500 for each non-Chair committee membership;

•	an annual retainer of $20,000 to the Chairman of the Audit Committee; and

•	an annual retainer of $10,000 to the Chairman of the Compensation Committee and the Chairman of the Governance and Nominating Committee.

Annual retainers are paid quarterly in equal installments. Under our DSCP, each non-employee Director may elect to receive annual retainer fees in the form of cash, deferred cash or deferred shares. If deferred cash is elected, the Director’s account is credited with interest on deferred cash at the prime interest rate in effect at the date of each annual meeting of shareholders. None of our directors have elected to receive deferred cash. If deferred shares are elected, the Director’s account is credited with the number of deferred shares having a market value equal to the deferred fees and, when dividends are declared and paid on our common stock, with dividend equivalents on deferred shares which are then deemed reinvested as additional deferred shares. At settlement, deferred shares are settled in shares of our common stock.

Directors who are also our employees are not paid directors’ fees and are not granted restricted stock or deferred shares for serving as directors.

We offer a program to all employees to encourage charitable giving, and each director is also permitted to participate in our Charitable Gifts Matching Program. Under the program, we will match 50% of allowable charitable contributions made by an employee or director, up to a maximum matching contribution of $3,000 per person per year.

The children of directors may also participate (along with the children of all our employees) in the Jefferies Family Scholarship program which provides scholarship awards for secondary and post-secondary education based on factors such as financial need, academic merit and personal statements. The grants are made by an independent scholarship committee, none of whose members are affiliated with us.

Relationship of Compensation Policies and Practices to Risk Management

The Board has discussed whether our compensation policies are reasonably likely to have a material adverse effect on our results. The Board noted that, consistent with our performance-based model, many of our employees receive a significant portion of their compensation through commission-based, net-revenue-based, profit-based or discretionary compensation tied to their individual or business unit performance, or a combination thereof. The Company generally uses a netting approach, which nets losses against their individual or group revenues. As a result, management believes that employees and business units are appropriately motivated to seek the maximum revenue-enhancing opportunities, while managing the firm’s (and their individual or group’s) exposure to risk. The Board noted that an immaterial portion of the Company’s revenues are derived from proprietary trading businesses and that a significant portion of many employees’ compensation is provided in the form of equity linked compensation that vests over time, which has the effect of tying the individual employee’s long-term financial interest to the firm’s overall success. The Board believes that this helps mitigate the risks inherent in our business models.

The Board noted that our risk management team continuously monitors our various business groups, the level of risk they are taking and the efficacy of potential risk mitigation strategies. Senior management also monitors risk and the Board is provided with data relating to risk at each of its regularly scheduled meetings. The Chief Risk Officer meets with the Board at each of those meetings to present his views and to respond to questions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding Common Stock, to file with the SEC, by a specified date, initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock and other equity securities on Forms 3, 4 and 5. Directors, executive officers, and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of filings made pursuant to Section 16(a) during or related to fiscal 2011, we do not believe any of the persons mentioned above failed to file the required reports on a timely basis.

*     *     *

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report Of The Compensation Committee and Report Of The Audit Committee shall not be incorporated by reference into any such filings.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on our review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee of the Board of Directors, the members of which in fiscal 2011 were Messrs. Campbell, Dooley, Joyal, Steinberg, Cumming and O’Kane, has furnished this report.

Richard G. Dooley, Chairman, W. Patrick Campbell, Robert E. Joyal

Joseph S. Steinberg, Ian M. Cumming and Michael T. O’Kane

*    *     *

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements with management to ensure that the financial statements were prepared in accordance with generally accepted accounting principles and accurately reflect our financial position. The Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, and has received written disclosures and a required letter from the independent registered public accounting firm regarding their independence. Based upon its discussions with management, review of the independent registered public accounting firm’s letter, discussions with the independent registered public accounting firm and other appropriate investigation, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee has reviewed the non-audit fees described below and has concluded that the amount and nature of those fees is compatible with maintaining the independent registered public accounting firm’s independence.

The foregoing report has been furnished by:

W. Patrick Campbell, Chairman, Richard G. Dooley,

Robert E. Joyal and Michael T. O’Kane

*    *     *

Ratification of Appointment of Independent Registered Public Accounting Firm

Deloitte & Touche LLP was our independent registered public accounting firm for 2011. The Audit Committee has recommended the use of Deloitte again for fiscal 2012 and we ask that you the shareholders ratify our selection of Deloitte & Touche again for 2012. For the fiscal years ended November 30, 2011 and 2010, fees for services provided by Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu were as follows:

	2010	2011
Audit Fees	$4,943,620	$6,665,000
Audit-Related Fees	$937,425	$1,052,600
Tax Fees	$542,140	$592,000
All other Fees	$0	$0
Total All Fees	$6,423,185	$8,309,600

Audit Fees—The Audit Fees reported above reflect fees for services provided during fiscal 2010 and 2011. These amounts include fees for professional services rendered as our principal accountant for the audit of our consolidated financial statements included in the Company’s Annual Report on Form 10-K, the audits of various affiliates and investment funds managed by Jefferies or its affiliates, the audit of internal controls over financial reporting required by Section 404 of Sarbanes-Oxley, reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q, the issuance of comfort letters, consents and other services related to SEC and other regulatory filings, audit fees related to the acquisition of Bache Securities and its affiliates from Prudential and for other services that are normally provided in connection with statutory and regulatory filings or engagements. The Audit Committee preapproves all auditing services and permitted non-audit services to be performed for us by our independent registered public accounting firm, which are approved by the Audit Committee prior to the completion of the audit. In 2011, the Audit Committee preapproved all auditing services performed for us by the independent registered public accounting firm.

Audit-Related Fees—The Audit-Related Fees reported above reflect fees for services provided during fiscal 2010 and 2011. These amounts include fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. Specifically, the Audit-Related services included the audit of our pension plan, preparation of our SAS 70 report, performing agreed upon procedures related to specific matters at our request, the audits of our employee benefit plans, assessment and testing of internal controls and risk management processes beyond the level required as part of the consolidated audit, accounting consultations, and other services that are normally provided in connection with statutory and regulatory filings or engagements.

Tax Fees—Tax Fees includes fees for services provided during fiscal 2010 and 2011 related to tax compliance, tax advice and tax planning.

All Other Fees—There were no fees in this category for fiscal 2010 or 2011.

Transactions with Related Persons

Jefferies High Yield Funds

We continue to operate our high yield secondary market business through Jefferies High Yield Trading, LLC (“Jefferies High Yield Trading”). We and a subsidiary of Leucadia each own 50% of the voting securities of Jefferies High Yield Holdings, LLC (“Holdings”), which owns Jefferies High Yield Trading. We and Leucadia each have the right to nominate two of a total of four directors to Holding’s Board of directors. Messrs. Cumming and Steinberg are the two directors of Holdings nominated by Leucadia. Leucadia has invested $350,000,000 in Holdings.

In exchange for Jefferies transferring its high yield secondary market trading business to Jefferies High Yield Trading, Jefferies received securities entitling it to an additional 20% of the profits, and provides services to Jefferies High Yield Trading for a fee equal to 1.5% of contributed capital. Jefferies received a placement fee of 0.25% for the equity capital raised. Jefferies also receives a management fee of 0.50%, in addition to the 1.5% fee for services described above, for a total fee of 2%. Jefferies High Yield Trading continues to be overseen by Richard Handler. We have offered our qualified employees the option to invest in the operations of Jefferies High Yield Trading through investments in Jefferies Employees Special Opportunity Partners, LLC (“JESOP”). As of November 30, 2011, Mr. Handler held an economic interest through his individual deferred compensation plan and the DCP with a value of 21.9% of JESOP. Mr. Handler’s interest in JESOP is calculated on the same basis, and charged the same fees, as any other third party investor in JESOP.

Private Equity Funds

We have also invested in three private equity funds managed by companies controlled by Mr. Friedman, one of our directors, Chairman of the Executive Committee and a nominee, and have acquired interests in the profit participation earned by two management companies that manage these three funds. These two management companies (the “Fund Managers”) serve as the managers of the three private equity funds (the “Private Equity Funds”) and have varying profit participations and other interests in those funds. Mr. Friedman founded the business of the Fund Managers before he became associated with us. As of December 31, 2011, we had committed an aggregate of approximately $146.8 million to three of these funds, and had funded approximately $83.1 million of these commitments. As a result of those investments, commitments and profit participations, in 2011 we received distributions from the Private Equity Funds of approximately $2.3 million and profit participations from the Fund Managers in the amount of $2 million. Included in the $1.24 billion in total equity committed to funds over which Mr. Friedman has control are individual investments of certain of our named executive officers. As a result of their individual commitments, as of December 31, 2011, Mr. Handler, had an aggregate interest in the total committed capital in such funds of 0.1% and Mr. Friedman had an aggregate interest of 4.5%. In addition, Mr. Friedman has a substantial economic interest in the Fund Managers and, directly and indirectly, in the carried interest paid by the Private Equity Funds.

On September 30, 2010, we became the lender to Jefferies Employee Partners IV LLC, one of the Private Equity Funds managed by companies controlled by Mr. Friedman, under a Credit Agreement assumed from Bank of America (the “JEP Credit Facility”). The JEP Credit Facility has an aggregate commitment of $54 million and matures on December 31, 2013. The interest rate is the greater of the Prime Rate (as defined in the Credit Facility) plus 400 basis points or 7%, payable quarterly in arrears. As of November 30, 2011, loans in the aggregate principal amount of approximately $44,327,500 were outstanding under the JEP Credit Facility and recorded on our consolidated statements of financial condition.

Through our subsidiaries, we have performed investment banking and other services for companies in which the Private Equity Funds have invested. In some cases, the Private Equity Funds control those companies in which they have invested. In fiscal 2011, we received $5.5 million in fee income for investment banking and other services performed for companies in which the Private Equity Funds and other funds overseen by Mr. Friedman have investments. During fiscal 2011, $2.2 million was paid to Jefferies Finance, LLC, an entity in which we have a 50% ownership interest and share control with an independent third party, with respect to loans to companies in which the Private Equity Funds and other funds overseen by Mr. Friedman have investments. As of February 28, 2012, the total commitment to those companies in revolving loans was $19,250,000 and the aggregate principal amount of those loans was $12,975,000.

We employ and provide office space for all the Fund Managers’ employees under an arrangement we entered into with Mr. Friedman and Jefferies Capital Partners in 2005 and previously under an agreement entered into in 2001. Jefferies Capital Partners reimburses us on an annual basis for our direct employee costs, office space costs and other direct costs. In 2011, we billed and received approximately $6.6 million in cash for such expenses.

Leucadia National Corporation

Leucadia National Corporation (“Leucadia”) has been our largest shareholder since 2008 and as of January 1, 2012, held 29.4% of our outstanding shares. In 2008, Leucadia designated Ian M. Cumming, Leucadia’s Chairman, and Joseph S. Steinberg, a director of Leucadia and its President, to fill the two newly created vacancies on our Board. Our Board appointed Messrs. Cumming and Steinberg to our Board on April 21, 2008, and our shareholders have now re-elected Messrs. Cumming and Steinberg in four consecutive annual meetings.

On February 25, 2011, we entered into two Stock Purchase Agreements, one with Mr. Cumming and one with Mr. Steinberg. Pursuant to the agreements, we purchased 261,599 Leucadia common shares from each of Mr. Cumming and Mr. Steinberg, for which each received the purchase price of $8,433,952, or $32.24 per share. The closing price for Leucadia common shares on the date of the transaction was $32.97 per share. Our Board reviewed the transaction in advance in accordance with our corporate governance policies and determined that the terms of the transaction were on terms no less favorable to us than we could have obtained in a comparable transaction with an unrelated person.

On April 12, 2011, we entered into two Stock Purchase Agreements, one with a company controlled by Mr. Steinberg, and one with Mr. Cumming. Pursuant to the agreements, we purchased 324,030 Leucadia common shares from each, for a total of 648,060 Leucadia common shares for the purchase price of $23,006,130, or $35.50 per share. The closing price for Leucadia common shares on the date of the transaction was $36.40 per share. Our Board reviewed the transaction in advance in accordance with our corporate governance policies and determined that the terms of the transaction were on terms no less favorable to us than we could have obtained in a comparable transaction with an unrelated person.

On April 13, 2011, we sold 20,618,557 shares of our common stock to the public at a price of $24.25 per share. The shares were registered through a prospectus supplement dated April 8, 2011 to our shelf registration statement dated October 20, 2009. In connection with the offering, Leucadia purchased 5,154,639 shares at the same price the shares were made available to the public, resulting in gross proceeds from the sale of shares to Leucadia of $124,999,996. Our Board, other than Messrs. Cumming and Steinberg, reviewed the transaction in advance in accordance with our corporate governance policies and determined that it was in the best interest of the Company to permit Leucadia to purchase up to $125 million in common shares and that the terms of the transaction were on terms no less favorable to us than we could have obtained in a comparable transaction with an unrelated person.

On April 15, 2011, we entered into a Stock Purchase Agreement with a company controlled by Mr. Steinberg. Pursuant to the agreement, we purchased 250,000 Leucadia common shares for the purchase price of $8,750,000, or $35.00 per share. The closing price for Leucadia common shares on the date of the transaction was $35.81 per share. Our Board reviewed the transaction in advance in accordance with our corporate governance policies and determined that the terms of the transaction were on terms no less favorable to us than we could have obtained in a comparable transaction with an unrelated person.

During 2011, we purchased and sold common shares of Fortescue Metals Group Ltd., an Australian Stock Exchange listed company, in the ordinary course of our business. From time to time we purchased these shares from Leucadia and its affiliates. Mr. Cumming and Mr. Steinberg may be viewed as having an indirect financial interest in the transaction by virtue of their ownership of Leucadia shares and their positions as the Chairman of the Board and President of Leucadia. Mr. Cumming was a director of Fortescue until September 2011. In each case, we realized a profit on the disposition of the shares. In accordance with our corporate governance policies, the Board appointed Mr. Handler to review the purchases on behalf of the Board, and to approve the transactions provided that he determined that each transaction was on terms no less favorable to us than those that would have been obtained in a comparable transaction with an unrelated person. Mr. Handler made this determination with respect to each transaction, all of which are listed below

Trade Date	Shares	Seller	Total Purchase Price (US$)	Price per share (US$)	Closing Price (US$)
June 7, 2011	31,100,000	LUK-Fortescue, LLC	$207,126,000	$6.66	$6.68
June 14, 2011	61,300,000	LUK-Fortescue, LLC	$408,258,000	$6.66	$6.69
Dec 5, 2011	25,000,000	Leucadia National Corp.	$123,750,000	$4.95	$4.98
Jan 25, 2012	65,000,000	LUK-Fortescue, LLC	$334,100,000	$5.14	$5.15
Jan 25, 2012	35,000,000	Leucadia National Corp.	$179,900,000	$5.14	$5.15

Closing prices in the table above were based on the closing price on the Australian Stock Exchange on the trade dates, when converted to US dollars at then current exchange rates.

We also continue to provide various services to Leucadia in the ordinary course of our business. Through Jefferies High Yield Trading, we purchase and sell Leucadia’s debt securities from time to time in unsolicited transactions, selling to independent third parties through Rule 144. During fiscal 2011, we received $14,537,522 in commissions and commission equivalents for conducting brokerage services on behalf of Leucadia affiliates.

These transactions took place in the ordinary course of our business on substantially the same terms as those prevailing at the time for comparable transactions with persons not related to Jefferies and did not involve more than the normal market risk.

At February 15, 2012, we had commitments to purchase $262,943,743 in agency commercial mortgage-backed securities from Berkadia Commercial Mortgage, LLC, 50% of the equity of which is indirectly owned by Leucadia.

Director of Marketing

We have employed Thomas E. Tarrant, the brother-in-law of our Chief Executive Officer, as our Director of Marketing since 1997, three years before Mr. Handler was appointed CEO. For his services during fiscal 2011, Mr. Tarrant was paid $292,583 in a combination of cash and restricted stock.

Review, Approval or Ratification of Related Person Transactions

We have adopted a written Code of Ethics which is available both on our public website and on our corporate intranet. The Code of Ethics governs the behavior of all our employees, officers and directors, including our named executive officers. Our Code of Ethics provides that no employee shall engage in any transaction involving the Company if the employee or a member of his or her immediate family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the employee’s normal compensation), unless the transaction or potential benefit and the interest have been disclosed to and approved by the Company.

If one of our executive officers has the opportunity to invest or otherwise participate in such a transaction, our policy requires that the executive prepare a memorandum describing the proposed transaction. The memo must be submitted to the Global Head of Compliance or the General Counsel or his designee, and a copy of the memorandum will be provided to the Chairman of the Corporate Governance and Nominating Committee of the Board of Directors, or any other member designated by the Committee, for consideration and action by that committee. After consideration of the matter, the Corporate Governance and Nominating Committee will provide written notice to the executive of the action taken.

Our Code of Ethics has been adopted by the Board of Directors and any exceptions to the policies set forth therein must be requested in writing addressed to the Corporate Governance and Nominating Committee of the Board of Directors. If an executive officer requests an exception, the request must be delivered to the General Counsel and no exceptions shall be effective unless approved by the Corporate Governance and Nominating Committee.

Shareholder Proposals

Shareholder proposals for inclusion in the proxy material relating to our 2013 Annual Meeting of Shareholders should be sent to our principal executive offices at 520 Madison Avenue, New York, New York, 10022, Attention: Michael J. Sharp. To be considered timely under federal securities laws, any proposals must be received no later than November 28, 2012, to be included in next year’s proxy statement and proxy card, and no later than March 8, 2013, if to be presented at the meeting but not included in the proxy statement or proxy card. Though we will consider all proposals, we are not required to include any shareholder proposal in our proxy materials relating to next year’s annual meeting unless it meets all of the requirements for inclusion established by the SEC and our By-Laws.

For the Board of Directors,

Michael J. Sharp, Secretary

March 28, 2012

Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Jefferies Group, Inc. The meeting will be held at our offices at 520 Madison Avenue, 10th Floor, New York, New York 10022, on Monday, May 7, 2012, at 9:30 a.m.

Enclosed you will find a copy of our Proxy Statement, 2011 Annual Report on Form 10-K, with letter to shareholders, and your Proxy Voting Card. We urge you to exercise your right as a shareholder of Jefferies and part of our Firm to vote your shares, regardless of how many you own.

Sincerely,

Richard B. Handler	Brian P. Friedman
Chairman and CEO	Chairman of the Executive Committee

1                         ¢

PROXY

JEFFERIES GROUP, INC.

Proxy for the Annual Meeting of Shareholders May 7, 2012

Solicited on Behalf of the Board of Directors of the Company

The undersigned holder(s) of common shares of JEFFERIES GROUP, INC., a Delaware corporation (the “Company”), hereby appoints Richard B. Handler and Brian P. Friedman, and each of them, attorneys of the undersigned, with power of substitution, to vote all shares of the common shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Monday, May 7, 2012, at 9:30 a.m. local time, and at any adjournment thereof, as directed on the reverse hereof, hereby revoking all prior proxies granted by the undersigned.

(Continued and to be signed on the reverse side)

COMMENTS:

¢	14475 ¢

ANNUAL MEETING OF SHAREHOLDERS OF

JEFFERIES GROUP, INC.

May 7, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.jefferies.com/proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20830000000000000000 4	050712

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE RATIFICATION OF THE AUDITORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of Directors.

NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	¡ Richard B. Handler ¡ Brian P. Friedman ¡ W. Patrick Campbell ¡ Ian M. Cumming ¡ Richard G. Dooley ¡ Robert E. Joyal ¡ Michael T. O’Kane ¡ Joseph S. Steinberg

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

	FOR	AGAINST	ABSTAIN
2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.	☐	☐	☐

3. In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢	¢

ANNUAL MEETING OF SHAREHOLDERS OF

JEFFERIES GROUP, INC.

May 7, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at www.jefferies.com/proxy

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢ 20830000000000000000 4	050712

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE RATIFICATION OF THE AUDITORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors.

NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	¡ Richard B. Handler ¡ Brian P. Friedman ¡ W. Patrick Campbell ¡ Ian M. Cumming ¡ Richard G. Dooley ¡ Robert E. Joyal ¡ Michael T. O’Kane ¡ Joseph S. Steinberg

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

	FOR	AGAINST	ABSTAIN
2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.	☐	☐	☐

3. In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢	¢